Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

TEAMWORK MANAGEMENT ONE, LLC,

TEAMWORK MANAGEMENT TWO, LLC,

TEAMWORK MANAGEMENT THREE, LLC,

TEAMWORK MANAGEMENT FOUR LLC,

WORKTEAM ACQUISITION, LLC,

THE OTHER SELLING PARTIES HERETO

AND

SFX ENTERTAINMENT, INC.

DATED:  APRIL 1, 2014

i

LIST OF EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Non-Foreign Affidavit
Exhibit D	Underwriter Lock-Up Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 1, 2014, is by and among WORKTEAM ACQUISITION, LLC, a Delaware limited liability company (the “Purchaser”); SFX ENTERTAINMENT, INC., a Delaware corporation (“Parent”); TEAMWORK MANAGEMENT ONE, LLC, a New York limited liability company (“Teamwork One”), TEAMWORK MANAGEMENT TWO, LLC, a California limited liability company (“Teamwork Two”), TEAMWORK MANAGEMENT THREE, LLC, a New York limited liability company (“Teamwork Three”), and TEAMWORK MANAGEMENT FOUR LLC, a New York limited liability company (“Teamwork Four” and, together with Teamwork One, Teamwork Two and Teamwork Three, collectively the “Sellers” and each, a “Seller”); and Andrew McInnes (“McInnes”) and Kevin Kusatsu (“Kusatsu”) (each of McInnes and Kusatsu, a “Selling Party” and collectively, the “Selling Parties”).  Certain other capitalized terms used herein are defined in Article I and throughout this Agreement.

RECITALS

WHEREAS, the Sellers are engaged in the business of personal and professional management for musical and other performing artists (as heretofore practiced by the Sellers, the “Business”); and

WHEREAS, the Sellers are willing to sell to the Purchaser the assets (except as noted herein) utilized by the Sellers in operating the Business, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATIONS

Section 1.1                                    Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“2013 EBITDA Amount” means $1,858,501.

“Accounts Receivable” means the accounts receivable of the Sellers.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Amendment Agreements” means (i) that certain First Amendment to Operating Agreement of Teamwork Management Three, LLC, dated as of the date hereof, by and among the Selling Parties and Teamwork Three, and (ii) that certain First Amendment to Operating Agreement of Teamwork Management Four LLC, dated as of the date hereof, by and among the Selling Parties, Nicholas Palmacci and Teamwork Four.

“Assumed Indebtedness” means the amount in Distributions owed by the Sellers to the Selling Parties as of the Closing; provided, however, that the aggregate amount of such Distributions shall not exceed Two Hundred Seventeen Thousand One Hundred Twenty Nine Dollars ($217,129).

“Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) employment agreement, offer letter or similar arrangement and (iii) bonus, commission, fee sharing, deferred compensation, incentive compensation, performance compensation, equity purchase, equity bonus, equity option, equity appreciation, restricted stock, restricted unit, phantom equity, savings, profit sharing, severance, retention, stay-bonus, change in control, termination pay, health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, paid-time off, holiday pay, fringe benefit, reimbursement, life insurance, disability or other insurance, supplementary unemployment, pension retirement, supplementary retirement, welfare or other plan, program, policy or arrangement, whether written or unwritten, which any current or former employee, consultant or director of the Sellers or any ERISA Affiliate participated or participates in or was or is covered under, or was or is otherwise a party, and with respect to which the Sellers or any ERISA Affiliate is or ever was a sponsor or participating employer, or had or has an obligation to make contributions, or was or is otherwise a party.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Business Net Income” means, for the applicable fiscal period, the net income of the Purchaser that is directly and solely attributable to the Purchased Assets or to the business of the Purchaser, which specifically excludes any net revenue that is directly and solely attributable to the Retained Assets, determined in conformity with GAAP.  For the avoidance of doubt, any salary or bonus paid by the Sellers or the Purchaser, as applicable, to any of their respective employees or directors shall be included as an expense in the calculation of Business Net Income. For the avoidance of doubt, if any profit or loss results from any asset that is acquired after the Closing, which asset is (i) substantially identified in writing by the Selling Parties to Parent or the Purchaser, (ii) subsequently acquired by Parent or the Purchaser, and (iii) after acquisition, such asset is materially rolled into the business and operations of the Purchaser by mutual approval, then any such profit or loss shall be included in the calculation of Business Net Income.

“Cash” means, without duplication, the aggregate amount of all unrestricted cash, cash equivalents and marketable securities of the Sellers determined in accordance with GAAP, minus the amount of outstanding and uncashed or unpaid checks issued by the Sellers.  For the avoidance of doubt, Cash shall be calculated without giving effect to the consummation of the purchase and sale transactions contemplated hereby or any payments required to be made pursuant to this Agreement.

“Charter Documents” means, with respect to any entity, to the extent applicable, the certificate of incorporation, the articles of incorporation, bylaws, articles of organization, certificate of formation, operating agreement, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, all stockholders’ agreements, all voting agreements, all voting trusts, all buy-sell agreements, all investor rights agreements, or other similar organizational and governing documents of such entity (in each case, as amended).

“Closing Date” means the date hereof.

“Closing Date Working Capital” means the Working Capital as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means nonpublic information, knowledge, or data relating to the Sellers’ Business, including, without limitation, (i) all forms and types of financial and business material, including, without limitation, all client and vendor lists, formulae, know-how, processes, secrets and Trade Secrets, consultant contracts, pricing information, marketing plans, product development plans, business acquisition plans, and all other nonpublic information relating to the operation of the Business, whether tangible or intangible, whether oral or in writing, and whether or not marked, labeled, or otherwise identified as “confidential” or the like and whether or not developed independently prior to or during any affiliation with the Sellers; and (ii) all copies of any of the foregoing or any analyses, studies, reports, or Seller Intellectual Property that contain, are based on, or reflect any of the foregoing.  Information which enters the public domain or is publicly available loses its confidential status hereunder so long as neither the Sellers, the Purchaser, nor any Affiliates of a Seller or the Purchaser directly or indirectly cause such information to enter the public domain or become publicly available.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Dollars” or numbers preceded by the symbol “$” means amounts in United States Dollars.

“Distribution” means any distribution, either in cash or of any asset in kind.

“Earn-Out EBITDA Amount”  means the amount equal to the product of (i) the average of (A) the EBITDA for calendar year 2015 and (B) the EBITDA for calendar year 2016, multiplied by (ii) four (4).

“Earn-Out Period” means calendar year 2015 and calendar year 2016.

“EBITDA” means an amount equal to the Business Net Income plus (i) the following, to the extent deducted in calculating its Business Net Income (without duplication):  (A) Interest

Charges, (B) all federal, state, local and foreign income Tax expense, (C) depreciation and amortization expense, and minus (ii) the following to the extent included in calculating Business Net Income (without duplication):  (A) federal, state, local and foreign income Tax credits and (B) interest income, in each case with respect to the applicable fiscal period; provided, however, that no Exceptional Items shall be included in the calculation of EBITDA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Sellers, any other Person that, together with the Sellers, would be treated as a single employer under Section 414 of the Code.

“Exceptional Items” means all items not arising in the Ordinary Course of Sellers’ Business, including but not limited to (i) losses or proceeds on the disposal of tangible fixed assets of any Seller, (ii) release of credits resulting from overpayment by clients or failure to invoice suppliers, (iii) proceeds received in connection with a litigation (provided that any punitive or other special damages received therein shall be deemed an “Exceptional Item”), if and to the extent such proceeds are received during the Earn-Out Period but relate to a loss outside of the Earn-Out Period, (iv) losses incurred in connection with a litigation, if and to the extent such losses are incurred during the Earn-Out Period but relate to a loss outside of the Earn-Out Period, (v) losses in connection with a litigation, if and to the extent such losses are the result of the payment of punitive or other special damages, (vi) proceeds received under any insurance policy, provided that such loss was recorded in the Earn-Out Period, if and to the extent such proceeds exceed the replacement cost of the relevant insured asset, (vii) insured losses, provided that the insurance proceeds for such loss are recorded in the Earn-Out Period, if and to the extent such insured losses exceed the insurance proceeds, (viii) bona fide gifts not in lieu of other consideration (ix) interest received by the Sellers, if any, except for interest accrued on cash amounts required to carry out the Business in its ordinary course, (x) any one-time non-operational income or expenses or (xi) release of any prior accruals during the Earn-Out Period.  For the avoidance of doubt, any losses or gains arising from bad debts shall be considered as arising in the Ordinary Course of Sellers’ Business.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extended Representations” means Section 3.14 (Taxes), Section 3.17 (Employee Benefit Plans) and Section 3.30 (Securities Representations).

“Fundamental Representations” means Section 3.1 (Organization, Good Standing and Qualification of the Sellers), Section 3.2 (Authorization), Section 3.3 (Non-contravention), Section 3.4 (No Consents), Section 3.6 (Personal Property), Section 3.11 (Capitalization; Member Vote), Section 3.15 (Intellectual Property), Section 3.19 (Litigation), Section 3.24 (Financial Advisors), Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization) and Section 4.3 (Conflicts; Consents of Third Parties).

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, as applied by the Sellers consistent with past practice.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other self-regulatory organization or quasi-governmental agency established to perform any of such functions, and also including any non-governmental trade association, union or organization, guild or similar body.

“Indebtedness” means at a particular time, without duplication and in accordance with GAAP, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all principal, interest, premiums, penalties, fees, expenses, indemnities and breakage costs (collectively, “Penalties”)), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) deferred purchase price for assets, property or services, whether contingent, fixed or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness pursuant to a guarantee, (vi) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any unpaid Penalties owing in respect of any of the items described in the foregoing clauses (i) through (vii).  For the avoidance of doubt, with respect to the Selling Parties, the term “Indebtedness” shall include any Indebtedness owed to either McInnes or Kusatsu by any Selling Party.

“Intellectual Property” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention:  (i) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (ii) discoveries, concepts, ideas, trade secrets, research and development, know-how, formulae, algorithms, methods, inventions, compositions, technical data, procedures, designs, drawings, specifications, and other proprietary and confidential information, including customer or client lists, supplier or vendor lists, pricing and cost information, and business and marketing plans, data, and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor, and equivalents of the foregoing (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names (including fictitious, assumed, and d/b/a names), corporate names, logos, slogans, trade dress, common law or unregistered trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, together with the goodwill associated therewith (“Trademarks”); (vi) all moral rights, economic rights, rights of attribution of authors and inventors, rights of privacy, and rights of publicity, however denominated, throughout the world; (viii) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor (“URLs”); (ix) all Software (as defined below); and (x) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Interest Charges” means, for the applicable fiscal period, the sum (without duplication) of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred consideration of assets, in each case to the extent treated as interest in accordance with GAAP and (ii) the portion of rent expense with respect to such period under capitalized leases that is treated as interest in accordance with GAAP.  For the avoidance doubt, Interest Charges will not be subtracted from EBITDA.

“IP Contracts” means, collectively, any and all agreements relating to Intellectual Property to which the Sellers are a party pursuant to which rights in Intellectual Property are in any manner transferred, conveyed, licensed, granted, restricted or waived, including rights acquisition and licensing agreements, distribution and subdivision agreements, software as a service agreements, license agreements, and other agreements or arrangements with respect to any Seller Intellectual Property.

“Knowledge” means the actual or constructive knowledge, after due inquiry, of McInnes and/or Kusatsu.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement, bylaws or rules of any Governmental Authority applicable to its members or participants.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, investigations, inquiries, proceedings or claims by or before a Governmental Authority.

“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against any of the Sellers, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to a Seller under a lease which is not in the nature of a conditional sale or title retention agreement), any subordination arrangement in favor of another Person (other than contractual insurance subrogation arrangements pursuant to applicable policies), or voting trusts, proxies, hypothecations or restrictions (other than restrictions imposed by federal or state securities laws) of any kind.

“Material Adverse Effect” means a change, effect, event, occurrence or circumstance that has, or could reasonably be expected to have, individually or in the aggregate, a materially adverse on:  (i) the business, assets, properties, prospects, results of operations, management, condition (financial or otherwise) or prospects of the Sellers, or (ii) the ability of the Sellers and the Selling Parties to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the other documents contemplated hereby.

“MTheory” means mtheory LLC.

“MTheory Contract” means that contract by and between TMWRK Management and MTheory dated as of June 1, 2012.

“Names” means “Teamwork” and “Teamwork Management”.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Sellers’ Business” means, with respect to the Sellers, the ordinary and usual course of day-to-day operations of the business of the Sellers through the date hereof consistent with past practice.

“Outstanding Indebtedness” means Indebtedness of the Sellers that is outstanding immediately prior to the Closing, except for the Assumed Indebtedness.  For the avoidance of doubt, Outstanding Indebtedness shall be calculated without giving effect to the consummation of the purchase and sale transactions contemplated hereby or any payments required to be made pursuant to this Agreement.

“Parent Common Stock” means common stock, par value $0.001 per share, of Parent.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

“Personal Data” means an individual’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that, alone, or when combined with other personal or identifying information, is linkable to a specific individual.

“Purchaser Documents” means each other agreement, document, instrument or certificate to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby.

“Reference Net Working Capital” means One Hundred Fifty Thousand Dollars ($150,000).

“Referral Firm” means an accounting firm mutually agreed upon by the Selling Parties, on the one hand, and the Purchaser, on the other hand.

“Registered Intellectual Property” means all United States and foreign:  (i) registered and issued Patents and applications to register Patents; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications and other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) URL registrations and applications to register URLs; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Registered Seller Intellectual Property” means all Registered Intellectual Property owned by any of the Sellers as of the date hereof.

“Required Consents” means (a) any approval, consent, ratification, waiver or other authorization of the other party or parties to each of the Assumed Contracts and (b) all other material approvals, consents, ratifications, waivers or other authorizations required to be obtained prior to the Closing Date for the consummation of the transactions contemplated by the this Agreement.

“Revenue-Sharing and Services Agreement” means that certain Revenue-Sharing and Services Agreement, effective as of June 1, 2012, by and among Teamwork One, Teamwork Two and Teamwork Three, as amended by that certain Amendment dated January 15, 2013 to add Teamwork Four as a party thereto.

“Seller Documents” means each other agreement, document, instrument or certificate to be executed by the Sellers or the Selling Parties (individually or collectively) in connection with the consummation of the transactions contemplated hereby, including, but not limited to, the Employment Agreements, the Termination Agreement and the Amendment Agreements.

“Seller Intellectual Property” means all rights (including, but not limited to, rights of ownership and rights under license from other Persons) of the Sellers with respect to any Intellectual Property, including Registered Seller Intellectual Property.  For the avoidance of doubt, Seller Intellectual Property shall exclude Intellectual Property with respect to the Retained Assets.

“Seller Privacy Policy” means each external or internal, past or present privacy policy of the Sellers, including any policy relating to (i) the privacy of users of the Seller Products or of any Seller Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

“Seller Product” means any product or service offering of the Sellers created by or for Sellers, or marketed, sold, licensed or distributed by or for the Sellers.

“Seller Website” means any public or private website owned, maintained, or operated at any time by or on behalf of the Sellers.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies including related programmer comments and annotations (whether in source code or object code, or other form), and all technology supporting the foregoing, (ii) databases and compilations of data, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are, as of the date hereof or as of the Closing Date, owned, controlled or held by such Person.

“Tax”, “tax”, “Taxes” or “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum or add-on minimum tax, gross income, gross receipts, capital, paid-up capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, royalty, property, estimated, and environmental taxes, windfall profits tax, customs duties, fees, or other like assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, in each case whether or not disputed.

“Tax Return” or “tax return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendments thereof) including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Agreement” means that certain Termination Agreement, dated as of the date hereof, by and among the Sellers, the Selling Parties and Nicholas Palmacci.

“Transaction Documents” means the Purchaser Documents and the Seller Documents.

“Transaction Expenses” means the sum of all fees and expenses of counsel, financial advisors, investment bankers, brokers, finders, attorneys, accountants and consultants to any Person, and any compensation, change of control, bonuses or payments made to any Person in connection with the transaction contemplated hereby, incurred by either the Sellers or the Selling Parties in connection with the transactions contemplated hereunder, including, without limitation, any Severance Expense and the employer portion of any employment, payroll or similar Taxes attributable to the amounts payable pursuant to the foregoing.

“Use” means to use, reproduce, modify, prepare derivative works based upon, distribute, perform, display, make, have made, sell, license, sublicense, and otherwise exploit.

“User Data” means any Personal Data or other data or information collected by or on behalf of the Sellers from users of the Seller Products or of any Seller Website.

“Working Capital” means the consolidated current assets of the Sellers minus the consolidated current liabilities of the Sellers, in each case determined in accordance with GAAP.  For the avoidance of doubt, Working Capital shall be calculated without giving effect to the consummation of the purchase and sale transactions contemplated hereby or any payments required to be made pursuant to this Agreement.  For the avoidance of doubt, Working Capital shall include the Assumed Indebtedness.

“Working Capital Shortfall” means the amount by which the Closing Date Working Capital is less than the Reference Net Working Capital, if at all.

Section 1.2                                    Other Definitions.  The following table identifies the sections in this Agreement where certain other definitions are set forth:

Defined Term	Section
Aggregate Consideration	Section 2.2(a)
Agreement	Opening Paragraph
Arbitrator	Section 7.3(e)
Assignment and Assumption Agreement	Section 2.5(a)(i)
Assumed Contracts	Section 3.16(c)
Assumed Liabilities	Section 2.1(c)
Balance Statement Date	Section 3.9(a)
Basket Amount	Section 6.2(d)
Beneficial Rights	Section 2.7
Binding Arbitration	Section 7.3(e)
Business	First Recital
Cap Amount	Section 6.2(d)
Cash Earn-Out Payment	Section 2.10(d)
Closing	Section 2.8
Closing Cash Amount	Section 2.3
Control	Section 1.1, Definition of “Affiliate”
Copyrights	Section 1.1, Definition of “Intellectual Property”
Damages	Section 6.2(a)
Dispute	Section 7.3(d)
Earn-Out Dispute	Section 2.10(c)(ii)
Earn-Out Objections Statement	Section 2.10(c)(i)
Earn-Out Payment	Section 2.10
Earn-Out Shares	Section 2.10(d)
Earn-Out Statement	Section 2.10(b)
Employment Agreements	Section 2.5(a)(ix)
Excluded Liabilities	Section 2.1(d)
Export Approvals	Section 3.28(a)
FCPA	Section 3.27
Final Purchase Price Allocation Schedule	Section 2.6
Financial Statements	Section 3.9(a)
Indemnified Party	Section 6.2(c)
Indemnifying Party	Section 6.2(c)
Initial Purchase Price Allocation Schedule	Section 2.6
Interim Financial Statements	Section 3.9(a)
Kusatsu	Opening Paragraph

Material Contracts	Section 3.16(a)
McInnes	Opening Paragraph
Nontransferred Assets	Section 2.7
Offer Employees	Section 2.5(a)(ix)
Offer Letters	Section 5.5
Parent	Opening Paragraph
Patents	Section 1.1, Definition of “Intellectual Property”
Personal Property Leases	Section 3.6
PTO	Section 3.15(a)
Purchased Assets	Section 2.1(a)
Purchaser	Opening Paragraph
Purchaser Indemnified Parties	Section 6.2(a)
Real Property	Section 3.7
Real Property Lease	Section 3.7
Related Persons	Section 3.22
Restricted Parties (or Restricted Party)	Section 5.4
Retained Assets	Section 2.1(b)
Securities Act	Section 3.30(a)
Seller	Opening Paragraph
Seller’s Books and Records	Section 2.1(a)(xiii)
Seller Data	Section 3.15(t)
Seller Indemnified Parties	Section 6.2(b)
Seller Indemnifying Parties	Section 6.2(a)
Seller IT Systems	Section 3.15(r)
Seller Permits	Section 3.20(b)
Selling Parties (or Selling Party)	Opening Paragraph
Sellers	Opening Paragraph
Service Provider	Section 3.18(b)
Severance Expense	Section 5.5
Shares	Section 2.3
State Laws	Section 3.30(a)
Stock Consideration	Section 2.3
Stock Earn-Out Payment	Section 2.10(d)
Survival Period	Section 6.1(a)
Third Party Claim	Section 6.3
Trademarks	Section 1.1, Definition of “Intellectual Property”
Trade Secrets	Section 1.1, Definition of “Intellectual Property”
Transfer Taxes	Section 5.1(a)
Transferred Employees	Section 5.5
URLs	Section 1.1, Definition of “Intellectual Property”
VWAP	Section 2.2(b)(ii)

Section 1.3                                    Interpretation.  Unless the context otherwise requires, as used in this Agreement:  (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean

“including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) words of one gender shall be construed to apply to each gender; (vi) the words “hereof”, “herein”, “hereby”, “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (vii) the terms “Article”, “Section”, “Exhibit”, “Preamble”, “Recital” and “Schedule” refer to the specified Article, Section, Exhibit, Preamble, Recital or Schedule of or to this Agreement; (viii) the phrases “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to the Purchaser on the date hereof, material that has been posted, retained through the date hereof and thereby made available to the Purchaser through the on line “virtual data room” established by or on behalf of the Sellers); (ix) unless specifically denominated as Business Days, references to “day” or “days” are to calendar days; and (x) any references to time shall be references to New York time.

ARTICLE II

PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES;
CONSIDERATION; ADDITIONAL COVENANTS

Section 2.1                                    Purchase of Assets and Assumption of Liabilities by the Purchaser.

(a)                                 Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser all of the Sellers’ right, title and interest in and to all assets (with the specific exception of the Retained Assets) used in the conduct of the Business, of every kind and description, wherever located, whether now owned or acquired on or after the date hereof and prior to the consummation of the Closing, whether tangible or intangible (including, without limitation, goodwill), real, personal or mixed, but excluding the Retained Assets free and clear of all Liens (the “Purchased Assets”).  The Purchased Assets include, without limitation, all of the right, title and interest of the Sellers in and to the following assets used in the conduct of the Business:

(i)                                     [Reserved];

(ii)                                  all prepaid amounts to Sellers for future client services in the Ordinary Course of Sellers’ Business;

(iii)                               all of the Seller Intellectual Property, including, without limitation, the Intellectual Property identified in Schedule 2.1(a)(iii);

(iv)                              the Names and any other corporate, limited liability company or trade names used by the Sellers in connection with the Business;

(v)                                 all rights in, to and under any Assumed Contract, including, without limitation, all rights to receive goods and services purchased pursuant to such Assumed Contract and to assert claims and take other actions in respect of breaches or other violations thereof;

(vi)                              all prepaid deposits, advances and other prepaid expenses associated with the Business (other than those included in the Retained Assets, if any);

(vii)                           all Real Property and all buildings and improvements thereto owned or leased by the Sellers, including, without limitation, as more particularly listed and described on Schedule 2.1(a)(vii);

(viii)                        all material machinery and equipment (including computer and office equipment), business machines, automobiles and other vehicles, furniture, fixtures, supplies and all other tangible personal property owned or leased by Sellers and employed in the conduct of the Business, including, without limitation, those assets listed on Schedule 2.1(a)(viii);

(ix)                              [Reserved];

(x)                                 all Permits and exemptions of, and filings or registrations with, any Governmental Authority, to the extent transferable by the Sellers, including, without limitation, those Permits listed on Schedule 2.1(a)(x);

(xi)                              all rights and claims of the Sellers to receive insurance proceeds under any existing or previously purchased insurance policy for any existing or future claim that arises from or is related to the Assumed Contracts and/or Assumed Liabilities;

(xii)                           all other assets owned or leased by the Sellers and used in the conduct of the Business, whether or not reflected on the Seller’s Books and Records, including, without limitation, the Business as a going concern, any goodwill and franchises, telephone numbers, restrictive covenants and obligations of present and former employees, agents, representatives, independent contractors and others; and

(xiii)                        all books, records, files and papers owned or leased by the Sellers and relating to, or necessary to the conduct of, the Business, including without limitation, drawings, computer programs, manuals and data, sales and promotional materials, correspondence, research and development records, prototypes and models, lists of present and former customers or clients, credit card information, pricing information, business plans, studies and analyses, whether prepared by the Sellers or a third party, relating in any respect to the Business (including all books of account, accounting records and personnel and employment records, but excluding minute books) (collectively, “Seller’s Books and Records”).

(b)                                 Retained Assets.  Notwithstanding anything in Section 2.1(a) above, the Purchased Assets shall not include any of the assets listed on Schedule 2.1(b) (the “Retained Assets”).

(c)                                  Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing, the Purchaser shall assume all liabilities, duties, responsibilities and other obligations of the Sellers arising from and after the consummation of the Closing under the Assumed Contracts but only to the extent arising from performance due after the Closing, other than Liabilities arising out of or relating to a breach that occurred prior to the Closing (collectively, the “Assumed Liabilities”).

(d)                                 Excluded Liabilities.  Notwithstanding anything in Section 2.1(c) above and notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not assume any liabilities or obligations of the Sellers (whether or not relating to the Business or the Purchased Assets, and whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events or transactions or facts occurring on, prior to, or after the Closing Date), other than Assumed Liabilities (the “Excluded Liabilities”), which Excluded Liabilities include, but are not limited to, the following:

(i)                                     all liabilities and obligations, whether absolute, accrued, contingent or otherwise, for Taxes, including, without limitation, any such liability or obligation for any Taxes (a) relating to the Sellers, any Selling Party or, for any taxable period (or any portion thereof) ending on or prior to the Closing Date with respect to any aspect of the Business or the operations of the Sellers, or (b) resulting from the purchase transaction contemplated by this Agreement;

(ii)                                  all liabilities and obligations of any kind existing as of the Closing Date of a nature characterized (under GAAP or otherwise) as an inter-company liability or otherwise owed or owing by the Business to the Sellers, any Selling Party or Affiliate of the Sellers except, for the avoidance of doubt, for the Assumed Indebtedness;

(iii)                               all liabilities related to or arising directly out of the Retained Assets;

(iv)                              all liabilities and obligations relating to current or former employees, directors, agents, consultants or other independent contractors of the Sellers or ERISA Affiliate, whether or not such Persons are Transferred Employees or are otherwise employed by or perform other services for the Purchaser or its Affiliates after the Closing, relating to services performed, benefits accrued or claims accrued or incurred on or prior to the Closing, including without limitation all Severance Expense, if any, accrued or incurred on or prior to the Closing Date;

(v)                                 all liabilities and obligations relating to or arising under each Benefit Arrangement at any time before the Closing Date, including, but not limited to, any liability or obligation (i) under or for any employment agreement, offer letter or similar arrangement, compensation, bonus, commission or fee sharing arrangement, equity option, incentive, deferred compensation, accrued payroll, accrued vacation pay, sick leave, severance, worker’s compensation, unemployment compensation, employee welfare or retirement benefits, and (ii) for the provision of healthcare continuation coverage under COBRA or any other Law to current or former employees of the Sellers or ERISA Affiliate (or beneficiary thereof);

(vi)                              all damages, losses, liabilities, actions, claims, costs and expenses (including, without limitation, closure costs, fines, penalties, expenses of investigation and remediation and reasonable attorneys’ fees) directly or indirectly based upon, arising out of and resulting from any act, omission, event, condition or circumstance occurring, in connection with any aspect of the Business or the Purchased Assets, as of or prior to the consummation of the Closing relating to any claim by any third party;

(vii)                           all liabilities and obligations arising out of any Legal Proceeding, inquiry, claim, Order or investigation by or before any Governmental Authority arising out of events, transactions, circumstances, acts or omissions which occurred, existed or commenced prior to or on the Closing Date;

(viii)                        all liabilities or obligations of the Sellers arising out of any Contract with the Sellers other than an Assumed Contract and, in such case, only to the extent set forth in Section 2.1(c);

(ix)                              all liabilities or obligations under any Assumed Contract to the extent such liabilities or obligations (A) were required to be performed by the Sellers before the Closing Date or (B) arise from or relate to any breach on or prior to the Closing Date by the Sellers of any provision of any of such Assumed Contract;

(x)                                 all liabilities or obligations of the Sellers arising out of or relating to the execution, delivery or performance of any of the Transaction Documents;

(xi)                              all liabilities that the Sellers or any Selling Party may have with respect to Outstanding Indebtedness or Transaction Expenses; and

(xii)                           all liabilities or obligations relating to the infringement, violation or an unauthorized use or misappropriation of any Intellectual Property of any third Person occurring, existing or commencing on or prior to the Closing Date.

NOTWITHSTANDING THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE ASSIGNMENT AND ASSUMPTION AGREEMENT, THE PURCHASER IS NOT ASSUMING, NOR SHALL THE PURCHASER IN ANY MANNER BECOME LIABLE FOR, ANY LIABILITIES OR OBLIGATIONS OF THE SELLERS OF ANY KIND OR NATURE OTHER THAN THE PURCHASER’S ASSUMPTION OF THE ASSUMED LIABILITIES.

Section 2.2                                    Consideration.  At the Closing, as consideration for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets and in full payment therefor and on the basis of the representations, warranties and agreements contained in this Agreement, the Purchaser shall:

(a)                                 pay or cause to be paid to the Sellers an aggregate amount of $9,292,505, which is equal to the product of (i) five (5) multiplied by (ii) the 2013 EBITDA Amount (such product, the “Aggregate Consideration”), to be paid in accordance with Section 2.3;

(b)                                 assume the Assumed Indebtedness; and

(c)                                  assume the Assumed Liabilities as provided in Section 2.1(c).

Section 2.3                                    Payments at Closing.  The Aggregate Consideration shall be payable as follows, subject to the sentence that follows this one, including the proviso thereto: (A) 75% of the Aggregate Consideration, or $6,969,379, in cash by wire transfer to an account or accounts designated by the Sellers at least one (1) Business Day prior to Closing (the “Closing Cash Amount”) and (B) 25% of the Aggregate Consideration in restricted (within the meaning of Rule 144 under the Securities Act) shares of Parent Common Stock (the “Stock Consideration”), delivered to the Sellers in accordance with instructions provided by the Sellers at least one (1) Business Day prior to the Closing Date.  For purposes of determining the aggregate number of shares of Parent Common Stock to be issued as the Stock Consideration (the “Shares”), such number of Shares shall be equal to (x) 25% of the Aggregate Consideration, or $2,323,126, divided by (y) volume weighted average closing price (“VWAP”) of Parent Common Stock during the five (5) trading day period immediately preceding the Closing Date; provided, that, if, as a result of the foregoing calculation, the aggregate number of Shares to be issued to the Sellers under this Section 2.3 would, in the good faith judgment of the Purchaser, require shareholder approval pursuant to NASDAQ Stock Market, Equity Rule 5635, then (I) the number of Shares issued to the Sellers at the Closing shall be reduced to a number of shares equal to 19.99% of the total number of shares of Parent Common Stock outstanding as of the date of the required calculation and (II) the Closing Cash Amount shall be increased by an amount equal to the decrease in the amount of the Stock Consideration pursuant to the preceding subclause (I).  For the avoidance of doubt, in no event shall the aggregate amount paid to the Sellers pursuant to this Section 2.3 exceed the Aggregate Consideration.

Section 2.4                                    [Reserved].

Section 2.5                                    Document Deliveries at the Closing.

(a)                                 Document Deliveries by the Sellers and Selling Parties.  Upon the terms and subject to the conditions of this Agreement, the Sellers and the Selling Parties, as the case may be, shall execute and deliver, or cause to be executed and delivered, the following documents at or prior to the Closing:

(i)                                     the Sellers shall execute and deliver to the Purchaser an assignment and assumption agreement in the form and substance of the assignment and assumption agreement annexed hereto as Exhibit A (the “Assignment and Assumption Agreement”) and a bill of sale in the form and substance of the bill of sale annexed hereto as Exhibit B;

(ii)                                  [Reserved];

(iii)                               each Seller shall execute and deliver to the Purchaser a non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and in the form and substance of the document annexed hereto as Exhibit C, stating that the Sellers are not a “foreign person” as defined in Code §1445;

(iv)                              each Seller shall execute and deliver to the Purchaser a certificate of the managers of such Seller, in form and substance satisfactory to the Purchaser, certifying resolutions of the managers and members of such Seller approving this Agreement, the

Seller Documents and the transactions contemplated hereby and thereby and setting forth (I) a good standing certificate of each Seller, (II) a certified copy of each Seller’s certificate of formation and operating agreement, and (III) an incumbency certificate with respect to all officers of the Sellers executing this Agreement, the Seller Documents and/or any instrument or document contemplated hereby or thereby;

(v)                                 the Sellers shall deliver to the Purchaser Seller’s Books and Records;

(vi)                              the Purchaser shall have received all the Financial Statements, as required pursuant to Section 3.9(a), in form and substance satisfactory to the Purchaser in its reasonable discretion;

(vii)                           the Sellers shall execute and deliver to the Purchaser such other conveyance documents as the Purchaser shall reasonably determine to be appropriate to transfer title and/or ownership to the Purchased Assets to the Purchaser hereunder and to otherwise consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to the Purchaser;

(viii)                        the Sellers shall have caused to be delivered to the Purchaser executed consents and releases, including all Required Consents, if any, in form and substance acceptable to Purchaser and Purchaser’s counsel, from the Selling Parties, Lien holders and other holders of Indebtedness of the Seller, and such other Persons as may be reasonably requested by the Purchaser;

(ix)                              each of McInnes and Kusatsu (each, an “Offer Employee”), shall execute and deliver an employment agreement with Purchaser, on such terms and conditions as have previously been agreed upon between Purchaser and the Offer Employees (the “Employment Agreements”);

(x)                                 the Selling Parties and Teamwork Three shall execute and deliver a lock-up agreement in the form required by Parent’s underwriters, on the form attached as Exhibit D annexed hereto;

(xi)                              the Sellers shall deliver at least one (1) day prior to the Closing Date, an estimated balance sheet of the Sellers prepared in good faith and reflecting the estimated financial position of the Sellers as of the Closing; and

(xii)                           the Sellers shall execute and deliver to the Purchaser counterparts of each of the Seller Documents.

(b)                                 Document Deliveries by the Purchaser.  Upon the terms and subject to the conditions of this Agreement, the Purchaser shall execute and deliver, and with respect to item (i) below, cause Parent to execute and deliver, the following documents at or prior to the Closing:

(i)                                     Parent shall issue and deliver to its transfer agent an instruction letter authorizing the issuance to the Sellers, in appropriate denominations as provided herein, certificates representing the Shares;

(ii)                                  the Purchaser shall execute the Assignment and Assumption Agreements and deliver the Assignment and Assumption Agreement to the Sellers;

(iii)                               the Purchaser shall execute the Employment Agreements and deliver the Employment Agreements to the Offer Employees;

(iv)                              the Purchaser shall deliver to the Sellers a certificate of an executive officer of the Purchaser, in form and substance satisfactory to the Sellers, certifying resolutions of the managing member of the Purchaser approving this Agreement, the Purchaser Documents and the transactions contemplated hereby and thereby and setting forth (I) a copy of the Purchaser’s certificate of formation, and (II) an incumbency certificate with respect to officers of the Purchaser executing this Agreement, the Purchaser Documents and/or any instrument or document contemplated hereby or thereby; and

(v)                                 the Purchaser shall execute and deliver to the Sellers counterparts of each of the Purchaser Documents.

Section 2.6                                    Allocation of the Consideration.  The Purchaser shall prepare and deliver to the Sellers, within one hundred twenty (120) days after the Closing, a schedule allocating the Aggregate Consideration among the Purchased Assets (the “Initial Purchase Price Allocation Schedule”).  The Initial Purchase Price Allocation Schedule shall be prepared in good faith and in accordance with applicable provisions of the Code and Treasury Regulations.  The Sellers and the Selling Parties shall have thirty (30) days to review and comment on the Initial Purchase Price Allocation Schedule.  The Purchaser shall make such revisions to the Initial Purchase Price Allocation Schedule as may be reasonably requested by the Sellers and the Selling Parties and approved by the Purchaser (which schedule, as so adjusted (if at all), the “Final Purchase Price Allocation Schedule”).  The Final Purchase Price Allocation Schedule shall be binding on the Sellers, the Selling Parties and the Purchaser for all Tax purposes.  The Sellers and the Purchaser each shall report, act and file Tax Returns (including, but not limited to IRS Form 8594 Asset Acquisition Statement Under Section 1060) consistent with the Final Purchase Price Allocation Schedule, which the parties shall use to report the transactions contemplated by this Agreement to the applicable Taxing Authorities.  Neither the Purchaser nor the Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Final Purchase Price Allocation Schedule unless required to do so by applicable Law.  Each of the Sellers and the Purchaser agrees to promptly provide the other with any other information required to complete Form 8594.  The Final Purchase Price Allocation Schedule shall be revised to take into account subsequent adjustments to the Aggregate Consideration, if any, in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder.  The Purchaser and the Sellers will notify each other as soon as reasonably practicable of any audit adjustment or proposed audit adjustment by any Taxing Authority that affects any such allocation.

Section 2.7                                    Nonassignable Contracts and Rights.  Notwithstanding anything to the contrary in this Agreement, no Assumed Contracts or other Purchased Assets of the Sellers shall be deemed sold, transferred or assigned to the Purchaser pursuant to this Agreement if the attempted sale, transfer or assignment thereof to the Purchaser without the consent or approval of another Person or Governmental Authority would be ineffective or would constitute a breach of an Assumed Contract or a violation of any Law or would in any other way materially adversely affect the rights of any Seller (or the Purchaser as transferee or assignee thereof) and such consent or approval is not obtained on or prior to the Closing Date.  In such case, to the extent not inconsistent with the applicable Assumed Contract:  (a) the beneficial interest in or to such Assumed Contracts or other Purchased Assets (collectively, the “Beneficial Rights”) shall in any event pass as of the Closing Date to the Purchaser under this Agreement; and (b) pending such consent or approval, and so long as the Sellers transfer and turn over all Beneficial Rights with respect to each such Assumed Contract or Purchased Asset, the Purchaser shall assume or discharge the liabilities of the Sellers under such Beneficial Rights (to the extent such obligations are Assumed Liabilities) as agent for the Sellers, and the Sellers shall act as the Purchaser’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights.  The Sellers shall use their commercially reasonable efforts (all at the Sellers’ cost and expense), to obtain and secure any and all consents and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the Assumed Contracts or other Purchased Assets underlying the Beneficial Rights, including their formal assignment or novation, if advisable.  The Purchaser and the Sellers will make or complete such transfers as soon as reasonably possible and cooperate with each other in any other reasonable arrangement designed to provide for the Purchaser the Beneficial Rights including enforcement at the cost and for the account of the Purchaser of any and all rights of the Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and to provide for the discharge of any liability arising under such Assumed Contracts or other Purchased Assets, to the extent such liability constitutes an Assumed Liability.  With respect to any Assumed Contracts or other Purchased Assets referred to above that contain a prohibition on assignment and that are not assigned to the Purchaser because of the failure to obtain a Required Consent (“Nontransferred Assets”), the Sellers shall defend and hold harmless the Purchaser from and against any liability that the Purchaser may have in connection with such Nontransferred Assets as a result of the transactions contemplated by this Agreement.  To the extent any Assumed Contract may not be transferred or assigned to the Purchaser by reason of the absence of any such consent, then, notwithstanding anything in this Agreement to the contrary unless and until such consent is obtained and such transfer effected, the Purchaser shall not be required to assume any Assumed Liabilities arising under such Assumed Contract.

Section 2.8                                    Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of SFX Entertainment, Inc., located at 430 Park Avenue, 6th Floor, New York, NY 10022 on the Closing Date.  Regardless of the actual time of the Closing, except as otherwise expressly provided herein, for accounting purposes the Closing shall be deemed effective as of 9:00 A.M. Eastern Time on the Closing Date.

Section 2.9                                    [Reserved].

Section 2.10                             Earn-Out.  The Purchaser agrees to make, or cause to be made, an additional payment to the Sellers (the “Earn-Out Payment”) upon the terms and subject to the conditions of this Section 2.10, which Earn-Out Payment, if any, will be paid to the Sellers in accordance with this Section 2.10.

(a)                                 Earn-Out Payment Amount.

(i)                                     If the Earn-Out EBITDA Amount exceeds the Aggregate Consideration, the Earn-Out Payment shall be equal to (A) the Earn-Out EBITDA Amount minus (B) the Aggregate Consideration.

(ii)                                  If the Earn-Out EBITDA Amount is equal to or less than the Aggregate Consideration, no Earn-Out Payment shall be due or payable to the Sellers.

(b)                                 Earn-Out Statement and Payment.  Within ninety (90) days after the end of calendar year 2016, the Purchaser shall calculate the Earn-Out EBITDA Amount and shall deliver to the Sellers a report setting forth in reasonable detail the Earn-Out EBITDA Amount (the “Earn-Out Statement”).  If, pursuant to the Earn-Out Statement, the Earn-Out Payment is due and payable to the Sellers in accordance with Section 2.10(a), the Purchaser shall pay the Sellers the Earn-Out Payment within ten (10) Business Days following the Purchaser’s delivery of the Earn-Out Statement in accordance with Section 2.10(d) below.

(c)                                  Disputed Earn-Out Statement.  If, pursuant to the Earn-Out Statement, the Earn-Out Payment is not due and payable to the Sellers in accordance with Section 2.10(a), then the Sellers shall have the option to dispute the Earn-Out Statement in accordance with the following:

(i)                                     If the Sellers wish to dispute any portion of the Earn-Out Statement, the Sellers shall deliver to the Purchaser within thirty (30) calendar days after the Sellers’ receipt of the Earn-Out Statement a written statement specifying any objections thereto (an “Earn-Out Objections Statement”), which objections shall describe in reasonable detail the nature and, where applicable, amount of the disagreement(s) asserted.  If the Sellers do not deliver an Earn-Out Objections Statement within such thirty (30) calendar day period, then the Earn-Out Statement shall become final and binding upon all parties hereto.

(ii)                                  If the Sellers deliver an Earn-Out Objections Statement within such thirty (30) calendar day period described in Section 2.10(c)(i) above, then the Sellers and the Purchaser shall negotiate in good faith for thirty (30) calendar days following the Purchaser’s receipt of such Earn-Out Objections Statement to resolve such objections (any unresolved objection, an “Earn-Out Dispute”).  After such thirty (30) calendar day period, any item or matter set forth in the Earn-Out Statement that is not an Earn-Out Dispute shall become final and binding upon all parties hereto.  If the Sellers and the Purchaser are unable to resolve all objections during such thirty (30) calendar day period, then any remaining Earn-Out Disputes, and only such remaining Earn-Out Disputes, shall be resolved by the Referral Firm.  The Referral Firm shall be instructed to resolve any such remaining Earn-Out Disputes in accordance with the terms of this Agreement within thirty (30) calendar days after its appointment (or such longer period as the Sellers and the Purchaser may agree).  The resolution of such Earn-Out Disputes by the Referral Firm (A) shall be set forth in writing, (B) shall be within the range of dispute between the Sellers and the Purchaser, (C) shall constitute an arbitral award, and (D)

shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover.  Upon delivery of such resolution, the Earn-Out Statement, as modified in accordance with such resolution, shall become final and binding upon all parties hereto.  If, pursuant to the Earn-Out Statement as modified in accordance with the Referral Firm’s resolution, the Earn-Out Payment is due and payable to the Sellers, the Purchaser shall pay to the Sellers in accordance with Section 2.10(d) the Earn-Out Payment within ten (10) Business Days following the Referral Firm’s delivery of such resolution.

(iii)                               The fees, costs and expenses of the Referral Firm shall be borne by either the Selling Parties or the Purchaser as follows:  (i) if the Referral Firm determines that the Earn-Out Payment, as set forth in the Earn-Out Statement, is within five percent (5%) of the Earn-Out Payment as determined in accordance with Section 2.10(c)(ii), then the Selling Parties shall bear the fees, costs and expenses of the Referral Firm, and (ii) if the Referral Firm determines that the Earn-Out Payment, as determined in accordance with Section 2.10(c)(ii), is more than five percent (5%) greater than the Earn-Out Payment as set forth in the Earn-Out Statement, then the Purchaser shall bear the fees, costs and expenses of the Referral Firm.

(d)                                 Form of Payment.  The Earn-Out Payment, if any, shall be payable by the Purchaser as follows:  (i) a portion in cash, as determined by the Sellers in their sole discretion subject to this Section 2.10(d) (the “Cash Earn-Out Payment”) and (ii) the remainder paid in restricted (within the meaning of Rule 144 under the Securities Act) shares of Parent Common Stock (such Parent Common Stock, the “Earn-Out Shares” and, such payment, the “Stock Earn-Out Payment”); provided, however, that if, as a result of the foregoing calculation, the aggregate number of Earn-Out Shares to be issued to the Sellers under this Section 2.10(d) or pursuant to any other provision in this Agreement would, in the good faith judgment of Parent, require shareholder approval pursuant to NASDAQ Stock Market, Equity Rule 5635, then (I) the number of Earn-Out Shares issued to the Sellers shall be reduced to a number of shares equal to 19.99% of the total number of shares of Parent Common Stock outstanding as of the date of the required calculation and (II) the Cash Earn-Out Payment shall be increased by an amount equal to the decrease in the amount of the Stock Earn-Out Payment pursuant to the preceding subclause (I).

(e)                                  For purposes of determining the aggregate number Earn-Out Shares, if any, such number of Earn-Out Shares shall be equal to (x) the portion of the Earn-Out Payment not paid in cash divided by (y) the VWAP of Parent Common Stock during the five (5) trading day period immediately preceding the date on which the Earn-Out Payment is paid.  The Cash Earn-Out Payment, if any, shall be paid by wire transfer of immediately available funds to an account designated by the Sellers at least one (1) Business Day prior to the date on which the Earn-Out Payment is paid.  Notwithstanding anything in this Agreement to the contrary, the Earn-Out Payment, if any, shall constitute part of the Aggregate Consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets under this Agreement, and shall not be construed as consideration for the services of the Selling Parties in their respective capacities as an employee or officer of the Purchaser or any of its Affiliates.

Section 2.11                             Actions Simultaneous.  All actions to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously and no actions shall be deemed to have been taken nor shall any document be deemed to have been executed and delivered until all actions have been taken and all documents have been executed and delivered.

Section 2.12                             Withholding.  Notwithstanding anything in this Agreement to the contrary, Parent or the Purchaser, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to the Sellers or the Selling Parties or to the recipient of a payment in respect of restricted stock, such amount as Parent or the Purchaser, as applicable, is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers or the Selling Parties, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS AND THE SELLING PARTIES

Except as specifically set forth on the Sellers’ disclosure schedule attached hereto and incorporated herein, as delivered by the Sellers to the Purchaser upon the date hereof, but subject to Section 7.16, the Sellers and the Selling Parties jointly and severally hereby represent and warrant to the Purchaser as follows as of the date hereof:

Section 3.1                                    Organization, Good Standing and Qualification of the Sellers.

(a)                                 The Sellers are limited liability companies duly organized, each validly existing and in good standing under the laws of their respective state of formation, with full power and authority to own or lease its property and assets and to carry on the Business as presently conducted, and is duly qualified to do business as a foreign limited liability company or other entity and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.  Schedule 3.1(a) lists each jurisdiction in which each Seller is so qualified.

(b)                                 The Sellers have never conducted any business under, owned or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the Names.  The Sellers have delivered to the Purchaser a complete and correct copy of each of their Charter Documents, as amended and/or restated and in effect on the date hereof.  The Sellers are not in violation of any of the provisions of their Charter Documents.

(c)                                  Except as set forth in Schedule 3.1(c), the Sellers do not own or control, or have any right to acquire, any capital stock, membership interest, partnership interest, joint venture interest, equity interest or other security interest in any Person.

Section 3.2                                    Authorization.  Each Seller and the Selling Parties have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The Sellers and the Selling Parties have full power and authority to execute and deliver each Seller Document to be executed by such Person, and to consummate the transactions contemplated by the Seller Documents.  The execution, delivery and performance by each of the Sellers and the Selling Parties of this Agreement and the execution, delivery and performance by the Sellers and the Selling Parties of the Seller Documents to be executed by such Persons and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on behalf of the Sellers and the Selling Parties.  This Agreement has been, and each Seller Document will be at or prior to the Closing, duly and validly executed and delivered by the Sellers and, if applicable, the Selling Parties and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Sellers and, if applicable, the Selling Parties, enforceable against the Sellers and, if applicable, the Selling Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3                                    Non-contravention.  Neither the execution or delivery by the Sellers and, if applicable, the Selling Parties, of this Agreement or the Seller Documents referred to herein nor the consummation of the transactions contemplated hereby and thereby nor the performance by the Sellers or, if applicable, the Selling Parties of their obligations hereunder and thereunder will (i) contravene any provision contained in the Charter Documents of the Sellers, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any Contract to which the Sellers or the Selling Parties are a party or by which the Sellers or the Selling Parties are bound or to which any of the assets or properties of the Sellers or the Selling Parties are subject, (B) any judgment, Order, decree, Law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Sellers or the Selling Parties are a party or by which the Sellers or the Selling Parties are bound or to which any of the assets or properties of the Sellers or the Selling Parties are subject or (C) any applicable Law, (iii) result in the creation or imposition of any Lien on any of the assets or properties of the Sellers or the Selling Parties, or (iv) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Assumed Liability and/or Indebtedness of the Sellers.

Section 3.4                                    No Consents.  Except as set forth in Schedule 3.4(i), no notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any Seller Document or the consummation of the transactions contemplated hereby or thereby by the Sellers or, to the extent applicable, the Selling Parties.  Except as set forth in Schedule 3.4(ii), no Required Consents are required for the Sellers to sell the Purchased Assets.

Section 3.5                                    The Purchased Assets.  The Sellers have good and marketable title to (or valid leasehold or contractual interests in) all of the Purchased Assets free and clear of any and all Liens and, at Closing, the Purchaser will be vested with good, marketable and exclusive title to the Purchased Assets free and clear of all Liens.  No third party (including any Affiliate of the Sellers) owns or has any interest by lease, license or otherwise in any of the Purchased Assets.  The Purchased Assets constitute all of the rights, properties, services and assets (real, personal or mixed, tangible or intangible) which are necessary for the conduct of the Business as it is currently operated and are sufficient for the Purchaser to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Sellers’ Business.  The Purchased Assets, taken as a whole, constitute substantially all of the properties and assets relating to or used or held for use in connection with the Business during the past twelve (12) months.  Except for personal property owned by the Selling Parties, there are no assets or properties used in the operation of the Business and owned by any Person other than the Sellers that will not be leased or licensed to the Purchaser under valid, current leases or license arrangements.  The Purchased Assets are adequate for the purposes for which such assets are currently used or are held for use, and are in good operating condition and fit for operation in the Ordinary Course of Sellers’ Business (subject to normal wear and tear) and, there are no defects, facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.  All tangible personal property owned or leased by the Sellers has been maintained in accordance with generally accepted industry standards.

Section 3.6                                    Personal Property.  The Sellers have good and marketable title to (or valid leasehold or contractual interests in) all personal property comprising the Purchased Assets, free and clear of all Liens.  Schedule 2.1(a)(viii) sets forth all material personal property used or held for use by the Sellers in connection with the Business.  Schedule 3.6 sets forth all leases of personal property (“Personal Property Leases”) relating to personal property used in the Business or to which the Sellers are a party.  Each of the Personal Property Leases is in full force and effect and the Sellers have not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Sellers under any of the Personal Property Leases and, to the Knowledge of the Sellers, no other party is in default thereof.  All machinery, equipment, furniture, fixtures and other material items of personal property used in the Business are in good operating condition and fit for operation in the Ordinary Course of Sellers’ Business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such equipment, furniture, fixtures and other personal property and are suitable for the purposes for which they are currently being used.

Section 3.7                                    Real Property.  There is no real estate or interests in real estate (collectively, “Real Property”) owned by any of the Sellers and used in the conduct of the Business.  Schedule 2.1(a)(vii) lists all Real Property leased by the Sellers and used in the conduct of the Business and identifies the lessee and lessor thereof and the date of the lease relating thereto (each, a “Real Property Lease”).  The Sellers have good, marketable and insurable leasehold title to the Real Property leased by it and comprising the Purchased Assets, free and clear of all Liens.  The Real Property listed in Schedule 2.1(a)(vii) constitutes all interests in Real Property currently used, occupied or held for use in connection with the Business and which are necessary for the continued operation of the Sellers’ Business as the Business is currently conducted by the Sellers.  Each of the Real Property Leases is in full force and effect.  The Sellers are not in default under any Real Property Lease, and no events have occurred and no circumstances exist which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default.

Section 3.8                                    Absence of Questionable Payments.  Neither the Sellers nor any Affiliate, director, officer, member, manager, partner, employee, agent, representative or other Person, in each case acting on behalf of the Sellers has:  (i) used any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activities of government officials or others, or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 3.9                                    Financial Statements.

(a)                                 True and complete copies of (i) the balance sheets and the related consolidated statements of income and expenses, members’ equity, and cash flows of the Sellers for each of the fiscal years ended as of December 31, 2011, December 31, 2012 and December 31, 2013, together with all related notes and schedules thereto, accompanied by the reports thereon of the Sellers’ accountant (the “Financial Statements”) and (ii) the unaudited balance sheets and the related consolidated statements of income and expenses, members’ equity, and cash flows of the Sellers for the year-to-date period ended on the last day of the full quarterly period immediately preceding the Closing (the “Balance Statement Date”) and for the corresponding year-to-date period of the prior year, together with all related notes and schedules thereto accompanied by the reports thereon of the Sellers’ accountant (the “Interim Financial Statements”) have been delivered or will be delivered by the Sellers to the Purchaser on or prior to the Closing, except for the Interim Financial Statements, which must be delivered by the Sellers to the Purchaser within seven (7) days of the Closing Date.

(b)                                 The Financial Statements and the Interim Financial Statements (A) were prepared in accordance with the books of account and other financial records of Sellers, (B) present fairly in all material respects the consolidated financial condition and results of operations of the Sellers as of the dates thereof or for the periods covered thereby, (C) except for the Interim Financial Statements, have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Sellers,  (D) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Sellers and the results of the operations of the Sellers in all material respects as of the dates thereof or for the periods covered thereby and (E) comply with all requirements of the Securities and Exchange Commission.

(c)                                  The Assumed Indebtedness is the true, correct and accurate amount of all Distributions owed by the Sellers to the Selling Parties as of the Closing pursuant to the terms and conditions of the Revenue-Sharing and Services Agreement.

Section 3.10                             [Reserved].

Section 3.11                             Capitalization; Member Vote.

(a)                                 All of the issued and outstanding membership and other equity interests of the Sellers were duly authorized for issuance, are validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or similar rights and are owned of record and beneficially by the members in the respective amounts set forth in Schedule 3.11(a).  All of the issued and outstanding membership and other equity interests of the Sellers have been issued in compliance with applicable federal and state securities Laws.

(b)                                 Except as described in Schedule 3.11(b), there is no existing option, warrant, call, right or agreement of any character to which the Sellers is a party requiring, and there are no securities of the Sellers outstanding which upon conversion, exercise or exchange would require, the issuance, sale or transfer of any additional equity interests or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any equity interests in the Sellers and there does not exist any binding obligation or commitment requiring the grant of any of the foregoing interests or securities.  Except as described in Schedule 3.11(b), there are no obligations, contingent or otherwise, of the Sellers to (i) repurchase, redeem or otherwise acquire any equity interest, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.  Except as described on Schedule 3.11(b), there are no outstanding stock appreciation, phantom stock, profit participation or similar rights of the Sellers.  There are no bonds, debentures, notes or other indebtedness of the Sellers having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which equity owners of the Sellers may vote.  There are no voting trusts, irrevocable proxies or other agreements which could have any bearing upon the Sellers’ receipt of approval of this Agreement and the transactions contemplated hereby by the equity owners of the Sellers.

(c)                                  All members of each Seller have approved this Agreement and the transactions contemplated hereby.  There are no appraisal rights applicable to the Sellers in connection with the Sellers’ approval of this Agreement.

Section 3.12                             No Undisclosed Liabilities.  Except for (i) accounts payable and accrued expenses, in each case, reflected in the Interim Financial Statements and those incurred in the Ordinary Course of Sellers’ Business since the Balance Statement Date and (ii) the Assumed Indebtedness, the Sellers does not have any Indebtedness or other adverse claim, liability or obligation.

Section 3.13                             Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on Schedule 3.13, since the Balance Statement Date:  (i) the Sellers have conducted their businesses only in the Ordinary Course of Sellers’ Business and (ii) there has not been any event, change, occurrence or circumstance that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, since the Balance Statement Date:

(a)                                 there has not been any material damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Sellers or the waiver of any right of material value with respect thereto;

(b)                                 there has not been any declaration, setting aside or payment of any dividend or other Distribution in respect of any membership interests or other securities of the Sellers, or any repurchase, redemption or other acquisition by the Sellers of any outstanding membership interests or other securities of the Sellers;

(c)                                  the Sellers have not entered into or materially amended any employment, deferred compensation, retention, change in control, severance or similar agreement or agreed to increase the compensation payable or to become payable by it to any of its current or former directors, officers, partners, members, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus, commission, fee sharing or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such Persons;

(d)                                 the Sellers have not made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

(e)                                  the Sellers have not entered into any transaction or agreement, or sold, leased or otherwise transferred any assets, or incurred any liabilities, other than in the Ordinary Course of Sellers’ Business;

(f)                                   the Sellers have not made any loans, advances or capital contributions to, or investments in, any Person;

(g)                                  the Sellers have not made or committed to make any capital expenditures or capital additions in excess of $5,000 individually or $20,000 in the aggregate;

(h)                                 except for the Assumed Indebtedness, the Sellers have not issued, created, incurred, assumed or guaranteed any Indebtedness;

(i)                                     the Sellers have not granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the Ordinary Course of Sellers’ Business;

(j)                                    the Sellers have not made any change in the accounting methods or practices it follows, whether for general financial or tax purposes or otherwise;

(k)                                 the Sellers have not materially modified, terminated or failed to renew any Material Contract;

(l)                                     the Sellers have not adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law; and

(m)                             the Sellers have not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 3.13.

Section 3.14                             Taxes.

(a)                                 All material Tax Returns required to be filed by or on behalf of the Sellers and the Business have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects.  All Taxes due and payable by or on behalf of the Sellers (whether or not shown on any Tax Return) have been fully and timely paid, except such Taxes as are being contested in good faith.  The Sellers have complied in all material respects with all applicable Laws relating to the collection, payment and withholding of Taxes in connection with sales and in connection with amounts allocated, paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely collected or withheld and paid over to the appropriate Taxing Authority all amounts required to be so collected or withheld and paid under all applicable Laws.  All Forms W-2 and 1099 required with respect to any payment or withholding by the Sellers have been properly completed and timely filed.

(b)                                 There is no dispute or claim concerning any liability for Taxes of any of the Sellers (including any attempt by a Taxing Authority to recharacterize income reported by the Sellers) either (A) claimed or raised by any Governmental Authority in writing or (B) as to which any of the members, directors and officers (and employees responsible for Tax matters) of the Sellers have Knowledge.  The Sellers have delivered to the Purchaser complete copies of (i) all federal, state, local and foreign Tax Returns of the Sellers relating to the taxable periods beginning on January 1, 2011 and (ii) any audit report issued since January 1, 2011 relating to any Taxes due from or with respect to the Sellers.  There are no audits or investigations of the Sellers by any Taxing Authority in progress, nor have the Sellers received any notice from any Taxing Authority that the conduct of such an audit or investigation is anticipated.  No claim has been made by, and no notice, questionnaire or inquiry has been received by the Sellers from, a Taxing Authority in a jurisdiction where the Sellers do not file Tax Returns to the effect that the Sellers are or may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of the Sellers arising as a result of any failure (or alleged failure) to pay any Tax (other than Liens for Taxes not yet due and payable or being contested in good faith through adequate proceedings which, in any case, have been disclosed to the Purchaser in writing.  The Sellers have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and the Sellers have not participated in a “reportable transaction” as defined in Code Section 6707A(c)(1) and within the meaning of Treasury Regulations Section 1.6011-4(b).

(c)                                  The Sellers have not (i) agreed to nor is it required to make any adjustments pursuant to Section 481(a) of the Code or any corresponding provision of any other Tax Law, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.  None of the Sellers are a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code.  The Sellers have, since inception, been treated for income Tax purposes as a partnership or disregarded entity and has never been treated for income Tax purposes as an association taxable as a corporation.  The Sellers have not distributed equity interests of another Person, or have had their membership interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(d)                                 None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G.

(e)                                  The Sellers are not a party to any Tax allocation or sharing agreement.  The Sellers have not been a member of an Affiliated group filing a consolidated federal income Tax Return and has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.

(f)                                   The unpaid Taxes of Sellers did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the most recent balance sheet (rather than in any notes thereto, and do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Sellers in filing their Tax Returns.

Section 3.15                             Intellectual Property.  Solely with respect to the Seller Intellectual Property (which shall not include any Retained Assets):

(a)                                 Schedule 3.15(a) sets forth a true, accurate, and complete list of (i) all Seller Intellectual Property (other than generally available, commercial, off-the-shelf Software), including, with regard to all Registered Seller Intellectual Property, the record owner of such Registered Seller Intellectual Property, the registration number or application number of such Registered Seller Intellectual Property, and the jurisdictions in which each of the Registered Seller Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed; and (ii) all unregistered Trademarks used by the Sellers.  Schedule 3.15(a) also lists any proceedings or actions before any Governmental Authority (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any Seller Intellectual Property that is owned by Sellers.

(b)                                 Each item of Registered Seller Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Seller Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Seller Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Seller Intellectual Property.  Neither the Sellers nor any Selling Party has dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain any Intellectual Property that is or was owned by Sellers.  The Sellers have no Knowledge of any facts or circumstances that would render any Registered Seller Intellectual Property Right invalid or unenforceable.  The Sellers have not misrepresented, or failed to disclose, any facts or circumstances in any application for any Registered Seller Intellectual Property Right that would constitute fraud with respect to such application.

(c)                                  Except as disclosed in Schedule 3.15(c), each item of Seller Intellectual Property is either:  (i) owned solely by the Sellers free and clear of any Liens, freely assignable, transferable or licensable in the name of the applicable Seller own name, including the right to make derivatives, modifications, and improvements without restrictions or obligations to make payments to any other Person, or (ii) rightfully Used and authorized for Use by the Sellers pursuant to a valid and enforceable written IP Contract.

(d)                                 The Sellers own, or have acquired the necessary licenses to use, all Intellectual Property that is in use by and necessary to carry out the Sellers’ former activities and current activities with respect to the Business, subject to such licensors’ rights with respect to any such licenses.

(e)                                  The Sellers are in compliance with and have not breached, violated, or defaulted under, or received written notice that they have breached, violated, or defaulted under, any of the terms or conditions of any IP Contract to which the Sellers or any of them are a party or is otherwise bound, nor, to the Knowledge of the Sellers, is there any event or occurrence that would reasonably be expected to constitute such a breach, violation, or default (with or without the lapse of time, giving of notice or both).  Each such IP Contract is in full force and effect, and the applicable Seller or Sellers are not in default thereunder, nor is any party obligated to the Sellers pursuant to any such IP Contract in default thereunder.

(f)                                   The consummation of the transactions contemplated by this Agreement will not (i) restrict, limit, invalidate, result in the loss of, or otherwise adversely affect any right, title, or interest of the Sellers in any Seller Intellectual Property owned by Sellers, nor their rights to Use any Seller Intellectual Property that is licensed from a third party; (ii) grant or require the Sellers to grant to any Person any rights with respect to any Seller Intellectual Property, other than those granted in the absence of the consummation of the transactions contemplated by this Agreement; (iii) subject the Sellers to any increase in payments under any IP Contract, other than those owing in the absence of the consummation of the transactions contemplated by this Agreement; (iv) diminish any payments to which the Sellers or any of them would otherwise be entitled to under any IP Contract in the absence of the consummation of the transactions contemplated by this Agreement; or (v) result in a Material Adverse Effect, or result in the breach or, by the terms of such contract, termination of any IP Contract.

(g)                                  Except as set forth on Schedule 3.15(g), all Seller Intellectual Property that is material to the Business is fully transferable, alienable or licensable to the Purchaser by the Sellers without restriction and without payment of any kind to any third party.  The Sellers have delivered to the Purchaser true, correct, and complete copies of any consent, clearance, and permission set forth on Schedule 3.15(g).

(h)                                 All of the Seller Intellectual Property of which any employee, consultant or independent contractor of the Sellers (or any of the Sellers) was the creator or with respect to the creation or development of which any employee, consultant or independent contractor of the Sellers (or any of the Sellers) was involved was either (i) created by such employee as an employee of, and within the scope of his employment with, the Seller(s), or (ii) was effectively assigned by such employee, consultant or independent contractor to the Seller(s), and each such Intellectual Property included in clause (i) or (ii) above is owned exclusively by the Seller(s).

(i)                                     The Sellers have taken commercially reasonable steps to maintain their rights in the Registered Seller Intellectual Property Rights.  Except as set forth on Schedule 3.15(i), no third party has any rights to any material Seller Intellectual Property owned by the Sellers or any of the Sellers (other than non-exclusive license rights).

(j)                                    To the Knowledge of the Sellers, neither the Sellers nor any of their activities or any Seller Product infringes, misappropriates, or otherwise violates, or has infringed, misappropriated, or otherwise violated any Intellectual Property right of any Person.  Except as set forth on Schedule 3.15(j), the Sellers have not received, at any time during the three (3) year period preceding the date hereof, and is not aware of any facts that indicate a likelihood of receiving, written notice from any Person directing the Sellers to review or consider the applicability of such Person’s Intellectual Property to the Business and/or the Seller Intellectual Property or claiming that the operation of the Business of the Sellers or any act, product, technology or service of the Sellers infringes, misappropriates, or dilutes any Intellectual Property of any Person (including, without limitation, any demand or request that the Sellers license any rights from a third party).

(k)                                 To the Knowledge of the Sellers, there is no material unauthorized use, or any infringement or misappropriation of any Seller Intellectual Property.  Except as disclosed in Schedule 3.15(k), there are no actions or claims pending in which the Sellers allege that any Person is infringing, misappropriating, or otherwise violating any Seller Intellectual Property.

(l)                                     Except with respect to licenses of generally available, commercial, off-the-shelf Software licensed pursuant to standardized end-user or enterprise licenses for Software in object code format available for a license fee of no more than $5,000, and except pursuant to the IP Contracts listed in Schedule 3.15(l), the Sellers are not required, obligated, or under any liability whatsoever, to make any payments or provide any other consideration of any kind, to any owner of, licensor of, or other claimant to any Seller Intellectual Property, or to any other Person with respect to the Sellers’ Use of any Seller Intellectual Property.

(m)                             Schedule 3.15(m) sets forth a true, complete, and accurate list of all IP Contracts to which the Sellers are a party (other than licenses of generally available, commercial, off-the-shelf Software licensed to the Sellers (or any of them) pursuant to standardized end-user or enterprise licenses for Software in object code format available for a license fee of no more than $5,000) that:  (i) constitute Material Contracts; (ii) contain a covenant not to compete or otherwise limit the Sellers’ ability to Use any of the Seller Intellectual Property, or (iii) contain an agreement by the Sellers to indemnify any other Person against any claim of infringement of, violation, misappropriation, or unauthorized use of any Intellectual Property.  The Sellers have delivered to the Purchaser true, correct, and complete copies of each such IP Contract set forth on Schedule 3.15(m), together with all amendments, modifications, or supplements thereto.

(n)                                 In each case in which the Sellers have acquired ownership of any Seller Intellectual Property that is material to the Business from any Person, such Seller has obtained a valid and enforceable written assignment sufficient to irrevocably transfer all such Seller Intellectual Property to the Seller.  To the Knowledge of the Sellers, the owners of any Intellectual Property licensed to the Sellers have taken all necessary actions to maintain and protect the Intellectual Property that is subject to such licenses.

(o)                                 [Reserved]

(p)                                 No present or former employee, consultant or independent contractor of any of the Sellers has any right, title, or interest, directly or indirectly, in whole or in part, in any Seller Intellectual Property.  None of Sellers’ employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her reasonable best efforts to operate the Business as presently conducted and as presently proposed to be conducted.  No employee, consultant, or independent contractor of the Sellers (or any of the Sellers) is, as a result of or in the course of such employee’s, consultant’s, or independent contractor’s engagement by the applicable Seller(s), in default or breach of any material term of any such agreement.

(q)                                 Schedule 3.15(q) sets forth separately a complete and accurate list of (i) all Software that is owned exclusively by the Sellers that is material to the operation of the Business as presently conducted and presently proposed to be conducted; (ii) all Software that is used by the Sellers in any aspect of the Business as presently conducted and presently proposed to be conducted that is not exclusively owned by the Sellers, excluding generally available, commercial, off-the-shelf Software licensed pursuant to standardized end-user or enterprise licenses for Software in object code format available for a license fee of no more than $5,000 and (iii) for each of the foregoing items of Software, any and all Contracts pursuant to which the Sellers derive their ownership of or right to use such item of Software.

(r)                                    All information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the Business (collectively, “Seller IT Systems”) have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the Seller’s industry, to ensure proper operation, monitoring and use.  The Seller IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business in all material respects.  The Sellers have in place a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information necessary to the conduct of the Business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the Business.

(s)                                   With respect to the use, operation, implementation and delivery of the Software in the Business, (i) no capital expenditures are necessary with respect to such use other than capital expenditures in the Ordinary Course of Sellers’ Business, (ii) the Sellers have not experienced any material defects in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (iii) to the Knowledge of the Sellers, no such Software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software.

(t)                                    Except with respect to User Data, all right, title, and interest in and to the data included in the Seller Intellectual Property that is material to the Business and contained in any database used or maintained by the Sellers (collectively, the “Seller Data”) is owned by the Sellers, free and clear of all Liens.

(u)                                 During the three (3) years prior to the date hereof, (i) there have been no material security breaches in the Seller IT Systems, and (ii) there have been no disruptions in any of the Seller IT Systems that have adversely affected in any material respect the Business or operations.

(v)                                 Schedule 3.15(v) contains each Seller Privacy Policy.  The Sellers have complied at all times and in all material respects with all of the Seller Privacy Policies and with all applicable Laws pertaining to privacy, as well as its own rules, policies, and procedures, relating to privacy, data protection, collection, storage, onward transfer, and use of all Personal Data and other financial information collected, used, or held for use by the Sellers or by third parties having authorized access to the Seller IT Systems or other records in the conduct of the Business.  The Sellers take reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.  No claims have been asserted or threatened against the Sellers (or any of the Sellers) alleging a violation of any Person’s privacy, publicity, or Personal Data or data rights.

(w)                               Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor the Purchaser’s possession or use of the User Data or any data or information in the Sellers’ databases or the Seller IT Systems, will result in any violation of any Seller Privacy Policy or any applicable Law, rule, policy, or procedure pertaining to privacy, User Data, Personal Data, publicity, data protection, or the collection and use of personal information.  The Sellers have taken all reasonable measures to ensure that such information is protected against unauthorized access, disclosure, use, modification, or other misuse.

(x)                                 To the Knowledge of the Sellers, the Seller IT Systems and the Software do not contain “viruses,” “time-bombs,” “key-locks,” or any other devices or defects that could materially disrupt or interfere with the operation of the Seller IT Systems or the Software or the integrity of the data, information, or signals.  The Sellers have not received any complaints alleging that the collection, disclosure, or use of User Data or Personal Data (i) is defamatory or libelous or otherwise violates the right of privacy or the right of publicity of any person named therein, (ii) is actionable under any applicable Law, or (iii) violates the Intellectual Property rights of any person.

Section 3.16                             Material Contracts.  Except with respect to any Contract solely regarding the Retained Assets:

(a)                                 Schedule 3.16(a) sets forth, by reference to the applicable subsection of Schedule 3.16(a), all of the following Contracts to which any Seller is a party or by which any of its owned or leased assets or properties are bound (collectively, the “Material Contracts”):

(i)                                     Contracts with any current or former officer, director, partner, member, manager or Affiliate of any of the Sellers;

(ii)                                  Contracts for the sale, license, lease, conveyance, transfer, assignment, participation or other distribution of any of the assets of the Sellers of an amount or value in excess of Five Thousand Dollars ($5,000) other than in the Ordinary Course of Sellers’ Business;

(iii)                               all IP Contracts to which the Sellers are a party with royalty or other payments in excess of Five Thousand Dollars ($5,000) per year during the immediately preceding fiscal year or with respect to which payments in any of the next three (3) succeeding fiscal years could, based on current projections, reasonably be expected to exceed Five Thousand Dollars ($5,000) per year;

(iv)                              all (A) exclusive license agreements to which the Sellers are a party; (B) material license agreements relating to Intellectual Property to which the Sellers are a party which expire on or after the date which is three (3) years after the date of this Agreement; and (C) material licensing, distribution, or sub-distribution agreements with respect to any Intellectual Property;

(v)                                 Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements or sharing of profits or proprietary information;

(vi)                              Contracts containing (x) covenants of the Sellers not to compete, or otherwise restrict the Sellers from engaging in, any line of business or with any Person in any geographical area or not to solicit or hire any individual with respect to employment or (y) covenants of any other Person not to compete with the Sellers in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment, in each case whether now or at any time binding on the Sellers;

(vii)                           Contracts relating to the acquisition or disposition (by merger, purchase of equity interests or assets or otherwise) by the Sellers of any operating business or material assets or the capital stock or other securities of any other Person;

(viii)                        Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any assets of the Sellers (or any of the Sellers), including indentures, guarantees, loan or credit agreements, purchase money obligations incurred in connection with the acquisition of property, pledge agreements and security agreements;

(ix)                              Contracts entered into outside of the Ordinary Course of Sellers’ Business;

(x)                                 Contracts providing for severance, retention, change in control or other similar payments;

(xi)                              Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(xii)                           Contracts of guaranty or surety, direct or indirect, by the Sellers;

(xiii)                        Contracts (or group of related contracts) which involve the expenditure of more than $5,000 annually or $20,000 in the aggregate or which require performance by any party more than one year from the date hereof, which are not terminable without penalty on thirty (30) days or less notice;

(xiv)                       Contracts involving any resolution or settlement of any actual or threatened litigation or arbitration under which there are ongoing obligations of the Sellers;

(xv)                          Contracts with any Governmental Authority;

(xvi)                       any Contract for Seller’s Products containing “most favored nation” or similar preferred pricing terms;

(xvii)                    Contracts requiring the Sellers to sell or purchase any products or services exclusively to or from any Person;

(xviii)                 [Reserved];

(xix)                       powers of attorney given by any of the Sellers that are currently effective;

(xx)                          Contracts that are otherwise material to the Business; and

(xxi)                       all Assumed Contracts.

(b)                                 Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the applicable Seller, enforceable against it in accordance with its terms.  The Sellers are not in default under any Material Contract, nor, to the Knowledge of the Sellers, is any other party to any Material Contract in default thereunder.  To the knowledge of Seller, no events, circumstances or facts exist or have occurred which would constitute a breach or event of default, or (with or without the lapse of time, the giving of notice or both) would be a breach or event of default under any Material Contract.  No party to any of the Material Contracts has exercised or, to the Knowledge of the Sellers, plans to exercise, any termination rights with respect thereto, or is seeking, or, to the Knowledge of the Sellers, plans to seek, to renegotiate, not renew or amend the terms of any Material Contract, and there are no disputes with respect to any Material Contract between or among the parties thereto.  Neither the execution or delivery by the Sellers, of this Agreement or the Seller Documents referred to herein nor the consummation of the transactions contemplated hereby and thereby nor the performance by the Sellers of their obligations hereunder and thereunder will violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any Material Contract, or give rise to termination or modification thereunder.

(c)                                  Schedule 3.16(c) contains a list of the Contracts which the Purchaser shall assume as of the consummation of the Closing (the “Assumed Contracts”); provided, that it is understood that the Purchaser shall only assume those liabilities as set forth in Section 2.1(c).  The parties hereto acknowledge and agree that the Purchaser will not assume any obligation under any Contract other than obligations arising after the Closing pursuant to the Assumed Contracts listed in Schedule 3.16(c).

Section 3.17                             Employee Benefit Plans.

(a)                                 Schedule 3.17(a) contains a true, correct and complete list of each Benefit Arrangement.  With respect to each Benefit Arrangement, the Sellers have delivered to the Purchaser true, correct and complete copies (where applicable) of:  (i) the plan document for each Benefit Arrangement (or, if not written, a summary of the material terms thereof) and any amendment thereto, (ii) the most recent form 5500 (including schedules) filed with respect thereto, (iii) the most recent summary plan description (including any summaries of material modification), annual report and IRS determination, opinion, notification or advisory letter and material communications with respect thereto, and (iv) all insurance contracts, trust instruments and other funding arrangements maintained in connection therewith.

(b)                                 No Benefit Arrangement provides or has ever provided post-retirement medical or health benefits or severance benefits, except to the extent required by Part 6 of Title I of ERISA, and no Benefit Arrangement is or has ever been a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code.  Each Benefit Arrangement is in compliance with ERISA, the Code and other applicable Law and has been maintained and administered in all material respects in accordance with its terms and ERISA, the Code and such applicable Law.  There are no pending or threatened claims (other than routine claims for benefits) or Legal Proceedings against or relating to any Benefit Arrangement.  Each Benefit Arrangement that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion or notification letter from the IRS as to its qualification, and nothing has occurred that could reasonably be expected to affect such qualification or which requires or could reasonably be expected to require action under the compliance resolution programs of the IRS to preserve such qualification.  To the knowledge of Sellers, the Sellers have performed all obligations (including the provision of notices and reports) required to be performed by them under, are not in violation or default under, and there is no default or violation by any other party to, any Benefit Arrangement.  All contributions and premium payments required to be made under any Benefit Arrangement have been timely made.  No Benefit Arrangement is subject to Section 409A of the Code.

(c)                                  Neither the Sellers nor any ERISA Affiliate has or has ever had any liability with respect to any plan that is subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan”, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, or a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA.

(d)                                 Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will, either alone or in conjunction with any other event, (i) result in any obligation or liability to any present or former employee, director, officer, manager, member, contractor or consultant of the Sellers or any ERISA Affiliate, (ii) be a trigger event under any Benefit Arrangement that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, member, manger, contractor, or consultant, (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, member, manager, contractor, or consultant of the Sellers or any ERISA Affiliate, or (iv) give rise to the payment of any amount which would constitute an “excess parachute payment” (as defined in Section 280G of the Code).

Section 3.18                             Labor.

(a)                                 Schedule 3.18(a) lists (i) the names, titles and hire dates of, and current annual compensation, the vacation and/or paid time off accrual amounts of, and commission accrual of, each current employee of the Sellers and whether the employee is on an active or inactive status (including, leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental or other leave, sick leave), (ii) the names of each manager of each of the Sellers, (iii) the name of each Person who currently provides, or who has within the prior twelve (12)-month period provided, services to the Sellers as an independent contractor, and (iv) the names of each employee or independent contractor of the Sellers who is a party to a non-competition agreement with the Sellers or any of the Sellers.  The Sellers have delivered to the Purchaser a true, correct and complete copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with an employee or service provider of any of the Sellers and all current employee manuals and handbooks, employment policy statements, material employment customs and practices, and internal regulations.  All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing Date in accordance with the terms thereof as in effect immediately prior to the Closing Date.  The employment of each of the current employees of each of the Sellers is terminable by the Sellers at will, and the Sellers do not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its current employees.  To the Knowledge of the Sellers, no person has any plans to terminate employment or service with any of the Sellers.

(b)                                 With respect to current and former employees and other service providers of the Sellers (each a “Service Provider”):

(i)                                     to the knowledge of Sellers, the Sellers are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

(ii)                                  each Service Provider classified by the Sellers as an independent contractor satisfies and has satisfied the requirements of any applicable Law to be so classified, and the Sellers have fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so;

(iii)                               the Sellers are not delinquent to, and has not failed to pay when due, any Service Provider for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments or equal pay, or collective bargaining payments to which they would be entitled under applicable Law, if any, bonuses, benefits, advantage in kind, profit sharing, equity options or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals (other than accrued salary, bonuses, commissions, vacation, or other paid time off in accordance with the Sellers’ policies); and

(iv)                              the Sellers do not have any liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(c)                                  The Sellers are not party to, nor bound by, any labor agreement, collective bargaining agreement, or any other material labor-related agreements or arrangements with any labor union, labor organization, employee organization, or works council; there are no labor agreements, collective bargaining agreements, or any other material labor-related agreements or arrangements to which the Sellers are bound that pertain to any of the employees of the Sellers; and no employees of the Sellers are represented by any labor union or labor organization or works council with respect to their employment with the Sellers.

(d)                                 No labor union, labor organization, or group of employees of the Sellers has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Sellers, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  To the Knowledge of the Sellers, there are no labor unions organizing activities with respect to any employees of the Sellers.  There is no labor strike, lock out, material grievance, material arbitration, labor dispute, slowdown or stoppage against or affecting the Sellers, and no labor dispute is, to the Knowledge of the Sellers, threatened.

(e)                                  There are no demands or claims pending or, to the Sellers’ Knowledge, threatened, before any Governmental Authority by any employees for compensation, pending severance benefits, vacation time, unpaid meal or rest breaks, vacation pay, maternity benefits, any statutory benefits, or any other claim threatened or pending before any Governmental Authority (or any state “referral agency”) from any employee or any other Person arising out of the Sellers’ status as employer or joint employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge or variation of contract, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition or otherwise.  In addition, there are no pending or threatened claims or actions against the Sellers under any workers compensation policy or long-term disability policy, nor to the Sellers’ Knowledge is there any reasonable basis therefor.

(f)                                   The Sellers and each current employee, are in compliance in all material respects with all applicable visa and work permit requirements.

Section 3.19                             Litigation.

(a)                                 Except as set forth in Schedule 3.19(a) (i) there is no Legal Proceeding pending against the Sellers (or pending against any owners, managers, officers or employees of any of the Sellers with respect to their business activities on behalf of such Seller), or to which the Sellers (or any of the Sellers) are otherwise a party, before any Governmental Authority; nor to the Knowledge of the Sellers is there any reasonable basis for any such Legal Proceeding and (ii) to the Knowledge of the Sellers, there is no Legal Proceeding threatened against the Sellers (or threatened against any owners, managers, officers or employees of any of the Sellers with respect to their business activities on behalf of such Seller), or to which the Sellers (or any of the Sellers) are otherwise a party, before any Governmental Authority; nor is there any reasonable basis for any such Legal Proceeding.

(b)                                 Except as set forth in Schedule 3.19(b) (i) there is no Legal Proceeding pending against any Selling Party (or pending against any owners, managers, officers or employees of any of the Sellers with respect to their business activities on behalf of such Seller), or to which the Selling Parties are otherwise a party, before any Governmental Authority with respect to the Business; nor to the Knowledge of Sellers is there any reasonable basis for any such Legal Proceeding and (ii) to the Knowledge of the Sellers, there is no Legal Proceeding threatened against any Selling Party (or threatened against any owners, managers, officers or employees of any of the Sellers with respect to their business activities on behalf of such Seller), or to which the Selling Parties are otherwise a party, before any Governmental Authority with respect to the Business; nor is there any reasonable basis for any such Legal Proceeding.

(c)                                  Except as set forth on Schedule 3.19(c), the Sellers are not subject to any Order nor are any of the Selling Parties subject to any order in the case of the latter with respect to the Business.

(d)                                 There are no Legal Proceedings pending or threatened that are reasonably likely to prohibit or restrain the ability of the Sellers or any Selling Party to perform their obligations under this Agreement or consummate the transactions contemplated hereby.

Section 3.20                             Compliance with Laws; Orders; Permits.

(a)                                 The Sellers are in compliance in all material respects with all Laws of any Governmental Authority applicable to its business, operations or assets.  Since inception, the Sellers have not received any notice of or been charged with the violation of any Law.  The Sellers are not under investigation with respect to the violation of any Law and, there are no facts or circumstances which could reasonably form the basis for any such violation other than violations which would have an immaterial effect upon the Business.

(b)                                 Schedule 3.20 contains a list of all Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted (“Seller Permits”).  The Sellers currently have all Permits which are required for the operation of the Business.  The Sellers are not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit, and there are no facts or circumstances which form the basis for any such default or violation.  Except as set forth on Schedule 3.20, none of the Seller Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

Section 3.21                             Insurance.  The Sellers have insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which the Sellers are a party or by which the Sellers are bound.  Set forth in Schedule 3.21 is a list of all insurance policies and all fidelity bonds held by or applicable to the Sellers setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium.  All insurance premiums have been paid on such insurance policies to the extent due and payable in accordance with their terms.  Except as set forth on Schedule 3.21, no event relating to the Sellers has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums.  All claims for which coverage is available under the Sellers’ insurance policies have been timely submitted and neither have any of such claims been denied or coverage refused with respect thereto.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Sellers’ Business, no insurance policy has been canceled since inception and no threat has been made to cancel any insurance policy of the Sellers during such period.  To the Knowledge of Sellers, no event has occurred, including, without limitation, the failure by the Sellers to give any notice or information or the Sellers giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Sellers under any such insurance policies.

Section 3.22                             Related Party Transactions.  Except (x) as set forth on Schedule 3.22 and (y) the Assumed Indebtedness, no employee, officer, director, shareholder, partner, or member of any of the Sellers or any Selling Party, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to any of the Sellers nor do any of the Sellers owe any amount to, nor have any of the Sellers committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship (other than customary employment relationships or a relationship as a member of a Seller) with the Sellers (whether written or oral), (iii) owns any property or right, tangible or intangible, that is materially used by the Sellers (other than rights arising out of employment arrangements), or (iv) has any claim or cause of action (matured or unmatured, contingent or otherwise) against the Sellers.

Section 3.23                             No Prebillings or Prepayments.  Except for products or services sold in the Ordinary Course of Sellers’ Business and set forth on Schedule 3.23, the Sellers have not billed or will bill, and the Sellers have not received any payments (in the form of retainers or otherwise) from, any of its clients or potential clients for products or services to be rendered or for expenses to be incurred subsequent to the Closing Date, other than any multi-year contracts.

To the extent that any Accounts Receivable includes pre-billed amounts, the corresponding liabilities have been accrued on the Sellers’ Books and Records.

Section 3.24                             Financial Advisors.  No Person has acted, directly or indirectly, as a broker or finder for the Sellers or the Selling Parties in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 3.25                             [Reserved].

Section 3.26                             [Reserved].

Section 3.27                             Foreign Corrupt Practices Act.  Neither the Sellers nor any of the directors, agents, members, officers, managers, equityholders, distributors, employees or any other Person associated with or acting on behalf of the Sellers or any of them, has, directly or indirectly, taken any action which would cause the Sellers to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Law applicable to the Sellers (as in effect at the time of such action) (collectively, the “FCPA”), and none of them has used any company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

Section 3.28                             Export Controls.  The Sellers have at all times conducted their export transactions materially in accordance with (i) all applicable U.S. export and re-export control Laws and (ii) all other applicable import/export controls in other countries in which the Sellers conduct business.  Without limiting the foregoing:

(a)                                 The Sellers have obtained, and are in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and Software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b)                                 There are no pending or threatened claims or legal actions against the Sellers with respect to such Export Approvals or with respect to the export control Laws of any Governmental Authority; and

(c)                                  No Export Approvals for the transfer of export licenses to the Purchaser are required by the consummation of the transactions contemplated hereby, or such Export Approvals can be obtained in a reasonably timely manner without material cost and without disruption to the conduct of operations by the Purchaser.

Section 3.29                             No Fraudulent Conveyance.  No Seller is now insolvent and none will be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to the terms of this Agreement.  The Sellers are not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder their respective creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect.  The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of any Seller to any of the Purchased Assets after the Closing.

Section 3.30                             Securities Representations.

(a)                                 The Sellers and the Selling Parties understand that the Shares and the Earn-Out Shares, if any, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), on the grounds that the sale thereof pursuant to this Agreement is exempt pursuant to Section 4(a)(2) of the Securities Act and the applicable state securities Laws (the “State Laws”) and that the reliance of Parent and the Purchaser on such exemption is predicated in part on the representations, warranties, covenants and acknowledgments in this Section 3.30.

(b)                                 Non-distribution.  The Shares and the Earn-Out Shares, if any, are being acquired by the Sellers and the Selling Parties for their own account for investment, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the State Laws, and the rules and regulations thereunder, and the Sellers and the Selling Parties agree not to distribute the Shares and the Earn-Out Shares, if any, in violation of the Securities Act or the State Laws.

(c)                                  Restrictions on Transfer.  Each of the Sellers and each Selling Party (i) acknowledges that the Shares and the Earn-Out Shares, if any, have not been registered under the Securities Act and the State Laws, and that the Shares and the Earn-Out Shares, if any, must be held indefinitely by it or him unless such shares are subsequently registered under the Securities Act and the State Laws or an exemption from registration is available; (ii) is aware that any routine sales of the Shares and the Earn-Out Shares, if any, made under Rule 144 of the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where Rule 144 is not applicable, compliance with some other registration exemption will be required; (iii) is aware that Rule 144 is not presently available for use by the Sellers and the Selling Parties for the sale of the Shares and the Earn-Out Shares, if any,; and (iv) is aware that, Parent and the Purchaser are not obligated to register any sale, transfer or other disposition of the Shares and the Earn-Out Shares, if any.

(d)                                 Accredited Investor.  Each of the Sellers and each Selling Party is an accredited investor as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

(e)                                  Investment Experience.  Each of the Sellers and each Selling Party can bear the economic risk of the investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Shares and the Earn-Out Shares, if any.  Each of the Sellers and each Selling Party has been afforded the opportunity to obtain information necessary to verify the accuracy of any representations or information and has had all of its inquiries to Parent answered in full, and have been furnished all requested materials relating to Parent, the offering and sale of the Shares and the Earn-Out Shares, if any.

(f)                                   Compliance with Securities Act.  The Shares and the Earn-Out Shares, if any, shall not be transferable, except upon the conditions specified in this Section 3.30, which conditions are intended to insure compliance with the provisions of the Securities Act in respect of the transfer of the Shares and the Earn-Out Shares, if any.  The Sellers and the Selling Parties will not transfer any of the Shares or the Earn-Out Shares, if any, in violation of the provisions of any applicable U.S. federal or state or other jurisdiction’s securities Laws.

(g)                                  Restrictive Legend.  Each certificate representing the Shares, the Earn-Out Shares, if any, and any other securities issued in respect of such Shares and the Earn-Out Shares, if any, upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER ANY STATE SECURITIES LAW, AND THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SALE, PLEDGE, ASSIGNMENT, HYPOTHECATION OR OTHER DISPOSITION HEREOF, MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS.

Section 3.31                             Disclosure.  No representation or warranty made by the Sellers or the Selling Parties in this Agreement, any Schedule, any Exhibit or any certificate delivered, or to be delivered, by or on behalf of the Sellers or the Selling Parties pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.  To the knowledge of the Seller, there is no circumstance which Sellers have not disclosed to Purchaser which could reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

The Purchaser and Parent jointly and severally hereby represent and warrant as of the date hereof to the Sellers and the Selling Parties as follows:

Section 4.1                                    Organization and Good Standing.  The Purchaser is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.  Parent is a corporation, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

Section 4.2                                    Authorization.  Each of the Purchaser and Parent has full power and authority to execute and deliver this Agreement and each applicable Purchaser Document and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of the Purchaser and Parent of this Agreement and each applicable Purchaser Document and the consummation of the transactions contemplated hereby and thereby have been or will be prior to the Closing Date duly authorized by all necessary limited liability company or corporate actions on behalf of the Purchaser and Parent, as applicable.  This Agreement has been, and each applicable Purchaser Document will be, at or prior to the Closing, duly and validly executed and delivered by each of the Purchaser and Parent and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each applicable Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Purchaser and Parent, as applicable, enforceable against the Purchaser or Parent in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3                                    Conflicts; Consents of Third Parties.

(a)                                 None of the execution or delivery by the Purchaser or Parent of this Agreement or any of the applicable Purchaser Documents, nor the performance by the Purchaser or Parent of their obligations hereunder and thereunder will (i) contravene any provision contained in the organizational documents of such party or (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any judgment, Order, decree, Law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Purchaser or Parent is a party or by which they are bound or to which any of their assets or properties are subject.

(b)                                 Except as set forth in Schedule 4.3(b), no notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any applicable Purchaser Document or the consummation of the transactions contemplated hereby or thereby by the Purchaser.

Section 4.4                                    Litigation.  There are no Legal Proceedings pending or, to the actual knowledge of the Purchaser or Parent, threatened, that are reasonably likely to prohibit or restrain the ability of the Purchaser or Parent to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.5                                    Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser or Parent in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 4.6                                    Shares.  The Shares and the Earn-Out Shares, if any, to be issued to the Sellers pursuant to Section 2.3 and Section 2.10(d), respectively, will be duly and validly authorized on or prior to the Closing Date and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws.

Section 4.7                                    Compliance.  The businesses of the Purchaser and Parent are in compliance with all applicable Laws in all material respects.

ARTICLE V

COVENANTS

Section 5.1                                    Transfer and Property Taxes; Bulk Sales Compliance.

(a)                                 The Sellers or the Selling Parties, as applicable, shall pay any and all liabilities for any excise, sales, use, stamp, value added, documentary, filing, recording, transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing Authority or Governmental Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law.  The Sellers shall prepare and file the required Tax Returns and other required documents with respect to the Transfer Taxes required to be paid pursuant to the preceding sentence and shall promptly provide the Purchaser with evidence of the payment of such Transfer Taxes.  Purchaser shall cooperate in the filing of any such required Tax Returns to the extent required.

(b)                                 All real property Taxes imposed with respect to the Purchased Assets shall be apportioned as of the Closing Date in accordance with Section 164(d) of the Code.  All personal property, motor vehicle (including road use) and ad valorem Taxes, water charges and sewer rents, if any, and all other Taxes, charges or assessments levied or imposed upon the Purchased Assets by any Governmental Authority, for the taxable year beginning before and ending on or after the Closing Date, shall be apportioned and pro-rated on a per diem basis between the Purchaser and the Sellers as of 11:59 p.m. on the Closing Date.  The Sellers shall pay or cause to be paid, on or prior to the Closing Date, all real property and ad valorem Taxes and any other Taxes and assessments against the Purchased Assets for all taxable periods ending on or prior to the Closing Date.  The Purchaser shall pay all real property and ad valorem taxes and any other Taxes and assessments against the Purchased Assets for all periods beginning after the Closing Date.  If the Closing Date shall occur before the Tax rate for the year of Closing is fixed by the appropriate Taxing Authority, the apportionment of any such Taxes shall be upon the basis of the Tax rate for the preceding year applied to the latest assessed valuation and shall be readjusted promptly after such Tax rates are known.  The Sellers shall promptly notify the Purchaser of any such readjustment.  The Tax proration amount due from the

Sellers at Closing shall be paid by the Sellers to the Purchaser.  Such obligation to readjust shall survive the Closing.  If Tax reduction proceedings have been commenced with respect to any Real Property contained in the Purchased Assets for the year in which the Closing occurs, any refunds or savings in the payment of Taxes resulting from such Tax reduction proceedings applicable to the period prior to the Closing shall belong to and be the property of the Sellers and any refunds or savings in the payment of Taxes applicable to the period from and after the Closing shall belong to and be the property of the Purchaser.  All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between the Purchaser and the Sellers in proportion to the gross amount of such refunds or savings payable to the Purchaser or the Sellers, respectively.

(c)                                  The Purchaser and the Sellers each hereby waive compliance with the requirements and provisions of any bulk sales or other transfer Laws with respect to the sale of any or all of the Purchased Assets to the Purchaser, the transfer of the Transferred Employees or the transactions contemplated by this Agreement or the Transaction Documents, including but not limited to compliance with obtaining any permits, consents, clearances or releases from the New York State Tax Department (Bulk Sales Unit) or as otherwise required by the applicable Law of the State of Delaware, the State of New York or any other jurisdiction.  Pursuant to and subject to the provisions of Article VI, the Sellers and the Selling Parties, jointly and severally, agree to indemnify the Purchaser against any and all liabilities which may be asserted by third parties against the Purchaser as a result of the Sellers’ or the Selling Parties’ noncompliance with any such Law.

Section 5.2                                    Change of Name; Dissolution and Winding Up.

(a)                                 Promptly after the Closing, each of the Sellers shall change its name, and the name of any affiliated entity to remove the word “Teamwork” therefrom.  From and after the Closing, the Sellers hereby agree that they shall not, and shall cause their Affiliates not to, adopt any limited liability company or other entity name or use any Intellectual Property that includes the word “Teamwork” or any confusingly similar derivation thereof.  Promptly after the Closing, the Sellers shall deliver to the Purchaser a duly adopted and executed certificate of amendment to each of the Sellers’ certificate of formation effectuating such name change, to be in form and substance satisfactory to the Purchaser, and promptly following the Closing, but in any event within 3 Business Days of the Closing, the Sellers shall (i) file such certificates of amendment and other amendments with the appropriate Governmental Authorities at the Sellers’ sole cost and expense and (ii) deliver to the Purchaser evidence of such name changes within ten (10) days of Closing.  From and after the Closing, the Sellers consent to the use by the Purchaser and/or Parent (or any of their respective Affiliates) of the company name and any assumed names, fictitious names, trade names, or other similar names of each of the Sellers, each of which is and shall be included in the Purchased Assets.  Immediately following the Closing, the Sellers agree not to use any packaging, labeling, containers, letterhead, business cards, supplies, marketing, promotional and advertising materials, technical data sheets, and any similar materials bearing the term “Teamwork” other than for transitional purposes authorized in advance by the Purchaser, in writing.

(b)                                 From and after the Closing Date, the Sellers (x) shall maintain their limited liability company existence in full force and effect in accordance with applicable Law and (y) shall not liquidate, dissolve, wind-up their affairs or agree to, adopt a plan to, or otherwise take any material steps to effect the foregoing; provided, that, at any time after the third (3rd) anniversary of the Closing Date, the Sellers may dissolve and wind-up its operations unless there is pending any indemnification claim under Article VI.

Section 5.3                                    Covenant Not to Sue.  Effective as of the Closing Date, neither the Sellers nor any of their Affiliates shall bring or threaten to bring any Legal Proceeding against Parent, the Purchaser or their respective Affiliates that alleges that the conduct of Parent, the Purchaser or any of their respective Affiliates after the Closing Date with respect to the Seller Intellectual Property infringes or misappropriates any Intellectual Property owned by any Seller.  Parent, the Purchaser and/or their respective Affiliates may grant the benefits of this covenant to an Affiliate and/or successor or assignee of Parent or the Purchaser, or any portion thereof to any vendor or client of Parent or its Subsidiaries (but only in connection with the conduct of the Business and not for their independent use).

Section 5.4                                    Confidentiality.  Each of the Sellers and the Selling Parties (each, a “Restricted Party” and collectively, the “Restricted Parties”) acknowledges that it is in possession of Confidential Information concerning the Business.  Except (x) as otherwise required by Law or (y) by the Selling Parties in the course of fulfilling their duties as employees of the Purchaser after the Closing, each of the Restricted Parties, shall, and shall cause their Affiliates and representatives to, (i) treat confidentially and not disclose all or any portion of such Confidential Information, or (ii) not use such Confidential Information for the benefit of themselves or any other Person, except if appurtenant to employment agreements.  Each of the Restricted Parties acknowledges and agrees that such Confidential Information is proprietary and confidential in nature and part of the Purchased Assets.  If any Restricted Party, or any of its respective Affiliates or representatives is requested or required to disclose (after such Restricted Party has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with the Purchaser about such Restricted Party’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by a Governmental Authority), such Restricted Party shall, or shall cause such Affiliates or representatives to, provide the Purchaser with prompt written notice of such request so that the Purchaser may, at its own expense, seek an appropriate protective order or other appropriate remedy.  For the avoidance of doubt, the fact that a Restricted Party had in its possession or developed Confidential Information before becoming associated with the Sellers does not negate such Restricted Party’s obligations under this Section 5.4 with respect to such Confidential Information.  At any time that such protective order or remedy has not been obtained, a Restricted Party or its respective Affiliate or representative may disclose only that portion of the Confidential Information which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and the relevant Restricted Party shall exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed.  Each of the Restricted Parties further agrees that, from and after the Closing Date, such Restricted Party and its Affiliates and representatives, upon the reasonable request of the Purchaser, promptly will deliver to the Purchaser all documents, or other tangible embodiments in its possession, constituting Confidential Information or other information with respect to the Business.  The parties recognize that the performance of the obligations under this Section 5.4 by the Restricted Parties is special, unique and extraordinary in character, and that in the event of the breach by any Restricted Party of the terms and conditions of this Section 5.4 to be performed by the Sellers, the Purchaser shall be entitled, if it so elects, to seek to obtain damages for any breach of this Section 5.4, or to enforce the specific performance thereof by the Sellers.

Section 5.5                                    Employment Matters.  The Purchaser shall make employment offers, effective as of the consummation of the transactions contemplated by this Agreement, to the employees of the Business on terms to be mutually determined by the Purchaser and each such employee (the “Offer Letters”).  Each of the Sellers shall terminate the employment of all of its employees immediately prior to the Closing.  The Sellers shall be responsible for the payment, in a manner consistent with past practice, of all obligations relating to the termination of any such employee’s employment by the Sellers (collectively, “Severance Expense”).  Those employees who accept the Purchaser’s offer of employment by executing and delivering an Offer Letter and reporting to work for active duty with the Purchaser on the Closing Date are collectively referred to herein as the “Transferred Employees.”  Each of the Sellers shall, effective as of the date hereof, release all Transferred Employees from, and, if requested by the Purchaser, assign to the Purchaser the Sellers’ rights under any non-competition, non-solicitation, confidentiality and similar restrictive covenants or agreements previously entered into between the Sellers and such Transferred Employees, solely to the extent reasonably necessary to allow such Transferred Employees to serve the Purchaser or any of its Affiliates.  The Sellers shall deliver to the Purchaser upon written request, within five (5) Business Days after receipt of such request, written evidence, in form and substance satisfactory to the Purchaser, of the release and assignment described in the immediately preceding sentence.  Nothing herein shall confer upon any Transferred Employee any right to be employed by the Purchaser for any specified period of time following the Closing or in any way limit the Purchaser’s right terminate the employment of any Transferred Employee at any time following the Closing for any reason (or no reason).

Section 5.6                                    Mtheory Engagement.  From and after the Closing Date, except as Parent shall otherwise agree in advance in writing, (i) each of the Selling Parties shall operate the Business in such manner to preserve the goodwill and relationship of Mtheory and (ii) Parent and the Selling Parties shall use commercially reasonable efforts to utilize and retain the services provided by Mtheory pursuant to the Mtheory Contract as such services are rendered in the ordinary and usual course of business consistent with past practice and in accordance with the terms of the Mtheory Contract.

Section 5.7                                    Accounts Receivable.  To the extent that the Sellers receive any cash or other property with respect to Purchased Assets and/or Assumed Liabilities accrued to the Business after the Closing Date, the Sellers shall forward such amounts to the Purchaser within two (2) Business Days of receipt, and all such cash and property shall be deemed held in trust until so delivered.

Section 5.8                                    Post-Closing True-up.  To the extent that, at Closing, the Sellers have any (i) Outstanding Indebtedness, (ii) Transaction Expenses or (iii) Working Capital Shortfall, the Selling Parties shall indemnify the Purchaser for all such amounts on a dollar-for-dollar basis by payment of immediately available funds within five (5) Business Days of written notice thereof by the Purchaser.

Section 5.9                                    Reporting.  The Sellers and each Seller Party shall provide all cooperation reasonably requested by Parent in connection with Parent reporting the transaction subject to this Agreement in accordance with applicable Laws, including providing Parent and its representatives access to (i) the Sellers’ financial and accounting information for any period ended on or before the Closing Date and subsequent periods, (ii) the officers, employees and agents responsible for the preparation and internal review of financial statements for each Seller or the internal controls and procedures of such Seller with respect to financial reporting matters, and (iii) representatives of the auditors responsible for the audit or review of the Sellers’ financial statements for any period referred to in clause (i) above, in each case, as it relates to the Business and in order to permit Parent to prepare, as promptly as possible, audited, unaudited and pro forma financial statements and all other financial data of the type required by Regulations S-X and S-K under the Securities Act and to permit Parent to comply with its disclosure obligations under the Securities Act, the Exchange Act or other applicable Laws.

Section 5.10                             Non-Disparagement.  The Purchaser and the Sellers each agree that such party will not make any verbal or written statements that disparage, defame, malign or harm the business, professional or personal reputation of any other party, including, without limitation, the members, managers, directors, officers, and employees of such party.

Section 5.11                             Reasonable Efforts.  The Purchaser, the Sellers and the Selling Parties agree to use all commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the transactions contemplated in this Agreement, and to obtain any and all necessary consents and approvals from any Governmental Authority or any other Person.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
SURVIVAL OF COVENANTS; INDEMNIFICATION

Section 6.1                                    Survival of Representations, Warranties and Covenants.

(a)                                 Except as set forth in the immediately succeeding sentences of this Section 6.1(a), the representations and warranties provided for in this Agreement shall survive the Closing for two (2) years from the Closing Date.  The Fundamental Representations (other than the Extended Representations) shall survive the Closing and remain in full force and effect for five (5) years from the Closing Date.  The Extended Representations shall survive the Closing and continue until the expiration of the applicable statute of limitations.  The survival period of each representation or warranty as provided in this Section 6.1 is hereinafter referred to as the “Survival Period.”

(b)                                 The covenants contained in this Agreement shall survive the Closing until expiration of any statute of limitations applicable thereto.

(c)                                  Notwithstanding Section 6.1(a) and Section 6.1(b), any representation, warranty, covenant or other agreement in respect of which indemnity may be sought under this Article VI, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.1 if, (i) with respect to claims made pursuant to Section 6.2(a)(i), (A) written notice of the claim giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and (B) the party seeking such right of indemnity shall have initiated any action, suit or proceeding within six (6) months of the date such notice is given, and, (ii) with respect to all other claims for indemnification, the party seeking such right of indemnity shall have initiated any action, suit or proceeding prior to such termination, and, in any such case, notwithstanding anything herein to the contrary, such representation, warranty, covenant or other agreement shall survive until any such claim for indemnity related to such inaccuracy or breach or potential inaccuracy or breach or such action, suit or proceeding, as applicable, is settled or resolved, but solely with respect to such representation, warranty, covenant or other agreement.

Section 6.2                                    Indemnification.

(a)                                 The Sellers and the Selling Parties (collectively, the “Seller Indemnifying Parties”), subject to the limitations set forth in Section 6.2(d), shall jointly and severally indemnify and hold harmless the Purchaser, its Affiliates, and their respective officers, directors, equityholders, members, attorneys, accountants, consultants, employees, agents and representatives, and any Person claiming by or through any of them, including their heirs, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”), against and in respect of any and all claims, costs, expenses, damages, liabilities, Losses or deficiencies (including, without limitation, reasonable outside counsel’s fees and other reasonable, out of pocket third party costs and expenses incurred investigating or otherwise incident to any suit, action or Legal Proceeding) (the “Damages”), which claim is resolved pursuant to Section 6.4 and which claim arises out of, results from or is incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Sellers or the Selling Parties in this Agreement, (ii) the breach by the Sellers or the Selling Parties of any covenant or agreement to be performed by them hereunder, and (iii) any Excluded Liability.  The Purchaser Indemnified Parties shall not be entitled to recover Damages from the Seller Indemnifying Parties for any claim for indemnification pursuant to Section 6.2(a)(i) first made after the expiration of the applicable Survival Period.  The indemnification obligations of the Seller Indemnifying Parties set forth in Section 6.2(a)(iii) shall continue in full force and effect forever, subject to any applicable statute of limitations.

(b)                                 The Purchaser, subject to the limitations set forth in Section 6.2(e), shall indemnify and hold harmless the Seller Indemnifying Parties, their Affiliates and their respective officers, directors, equityholders, members, attorneys, accountants, consultants, employees, agents and representatives (collectively, the “Seller Indemnified Parties”), and any Person claiming by or through any of them, against and in respect of any and all Damages, which claim is resolved pursuant to Section 6.4 and which claim arises out of, results from or is incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Purchaser in this Agreement, (ii) the breach by the Purchaser of any covenant or agreement to be performed by the Purchaser hereunder, and (iii) any Assumed Liability.  The Seller Indemnified Parties shall not be entitled to recover Damages from the Purchaser for any claim for indemnification pursuant to Section 6.2(b)(i) first made after the expiration of the applicable Survival Period.  The Purchaser’s indemnification obligations set forth in Section 6.2(b)(iii) shall continue in full force and effect forever, subject to any applicable statute of limitations.

(c)                                  With respect to a matter for which indemnification is sought under this Section 6.2, the Person providing such indemnification in respect of such matter pursuant to this Section 6.2 is hereinafter referred to as an “Indemnifying Party” and the Person entitled to be indemnified in respect of such matter pursuant to the provisions of this Section 6.2 is hereinafter referred to as an “Indemnified Party.”

(d)                                 The indemnification obligations of the Seller Indemnifying Parties set forth in Section 6.2(a)(i), other than the indemnification obligations for breaches of the Fundamental Representations of the Sellers and the Selling Parties or the Extended Representations, shall not apply to any claim for Damages until the aggregate of all such claims exceeds Twenty Thousand Dollars ($20,000.00) (the “Basket Amount”), in which event the indemnity obligation of the Seller Indemnifying Parties for such claims shall apply to all Damages regardless of the Basket Amount.  The indemnification obligations of the Seller Indemnifying Parties set forth in Section 6.2(a)(i), other than the indemnification obligations for breaches of the Fundamental Representations of the Sellers and the Selling Parties or the Extended Representations, shall be subject to a maximum liability equal to the Aggregate Consideration (the “Cap Amount”).  The indemnification obligations of the Seller Indemnifying Parties set forth in Section 6.2(a)(i) with respect to breaches of the Fundamental Representations or the Extended Representations, Section 6.2(a)(ii) and Section 6.2(a)(iii) shall not be subject to the Basket Amount or Cap Amount limitations set forth in this Section 6.2(d).

(e)                                  The indemnification obligations of the Purchaser set forth in Section 6.2(b)(i), other than the indemnification obligations of the Purchaser for breaches of the Fundamental Representations of the Purchaser, shall not apply to any claim for Damages until the aggregate of all such claims exceeds the Basket Amount, in which event the indemnity obligation for such claims shall apply to all Damages regardless of the Basket Amount.  The indemnification obligations of the Purchaser set forth in Section 6.2(b)(i), other than the indemnification obligations of the Purchaser for breaches of the Fundamental Representations of the Purchaser, shall be subject to a maximum liability equal to the Cap Amount.  The indemnification obligations of the Purchaser set forth in Section 6.2(b)(i) with respect to breaches of the Fundamental Representations of the Purchaser shall not be subject to the Basket Amount or the Cap Amount limitations.  All claims made during the relevant Survival Period shall be counted in determining whether the thresholds specified above have been achieved.

(f)                                   Right of Offset.  Anything in this Agreement to the contrary notwithstanding, in the event that any Seller Indemnifying Party is obligated to indemnify any Purchaser Indemnified Parties pursuant to the provisions of this Article VI, the Purchaser Indemnified Parties may (but shall not be obligated to), instead of electing to receive cash payments, elect to set-off and deduct all or a portion of the indemnification amount owed to the Purchaser Indemnified Party under this Article VI by reducing and canceling a number shares of Parent Common Stock comprising the Shares and/or the Earn-Out Shares, if any, equal to such indemnification amount divided by the VWAP of Parent Common Stock during the five (5) trading day period immediately preceding measurement; provided, however, that prior to any such offset, the applicable Purchaser Indemnified Party shall discuss in good faith with the applicable Seller Indemnified Party with respect to alternative payment options in lieu of such offset.  Upon a reduction and cancellation of shares of Parent Common Stock comprising the Shares and/or Earn-Out Shares, if any, in connection with the exercise by Purchaser Indemnified Parties of the right of set-off under this Section 6.2(f), each of the Sellers and the Selling Parties agree to immediately return to Parent certificates representing the Shares and/or the Earn-Out Shares, as applicable, and Parent will deliver revised stock certificates in substitution thereof reflecting the reduction to the Shares and/or the Earn-Out Shares.  In all other respects the substituted stock certificates shall be identical to the previously outstanding stock certificates and shall carry the same rights that were carried by the previously outstanding stock certificates.

(g)                                  Notwithstanding any provision herein to the contrary, no limitation on a party’s liability provided for herein shall apply in the event of the fraudulent conduct, willful breach or intentional misrepresentation of such party.

(h)                                 If and to the extent any provision of Section 6.2(a) is unenforceable for any reason, each Seller Indemnifying Party hereby jointly and severally, agrees to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 6.2(a) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable.  If and to the extent any provision of Section 6.2(b) is unenforceable for any reason, the Purchaser hereby agrees to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 6.2(b) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable.

(i)                                     For the purposes of determining (a) whether a breach, inaccuracy, non-performance or non-fulfillment has occurred and (b) the existence or calculation of any Damages related to a breach or inaccuracy of any representation or warranty, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect” or similar qualifications set forth therein.

(j)                                    The representations and warranties of the Sellers and the Selling Parties, and the rights and remedies that may be exercised by the Purchaser Indemnified Parties based on such representations and warranties, will not be limited or affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) before the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation and warranty.

(k)                                 The representations and warranties of Parent and the Purchaser, and the rights and remedies that may be exercised by the Seller Indemnified Parties based on such representations and warranties, will not be limited or affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) before the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation and warranty.

(l)                                     For all federal, state, local and foreign income tax purposes, all indemnification, purchase price adjustments and other payments made pursuant to this

Agreement will be treated as an adjustment to the Aggregate Consideration, unless otherwise required by Law.

Section 6.3                                    Procedures for Third Party Claims.  In the case of any claim for indemnification arising from a claim of a third party (a “Third Party Claim”), an Indemnified Party shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that failure to give such notice will not affect such Indemnified Party’s rights hereunder unless, and then solely to the extent that, the rights of the Indemnifying Parties from whom indemnity is sought are materially prejudiced as a result of such failure.  The Indemnifying Party shall have the right (and if they elect to exercise such right, to do so within twenty (20) calendar days after receiving such notice from the Indemnified Party) to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnified Party with the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld; provided, that the Indemnifying Party shall be entitled to assume control of the defense of such action only if the Indemnifying Party acknowledges in writing its indemnity obligations and assumes and holds the Indemnified Party harmless from and against the full amount of any Damages resulting from such Third Party Claim; and provided further that the Indemnifying Party shall not be entitled to assume control of such defense if (i) the Indemnifying Party shall not have taken any action to defend such third party claim within such twenty (20) calendar day period; (ii) such claim or demand seeks an Order, injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party, (iv) such claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (v) the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim.  Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand.  The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party.  The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  The Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) and such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy that is binding, valid and enforceable against all applicable parties.  Notwithstanding the foregoing, if the Indemnified Party fails to object to the settlement within 72 hours of receipt of a written notice from the Indemnifying Party containing the terms and condition of such settlement, the Indemnified Party shall be deemed to have consented to the settlement.

Section 6.4                                    Procedures for Inter-Party Claims.  In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying, to the extent then known, the amount of such claim and any relevant facts and circumstances relating thereto.  The Indemnified Party and the Indemnifying Party shall negotiate in good faith for the thirty (30) calendar day period following receipt of such notice regarding the resolution of any disputed claims for Damages.  If no resolution is reached with regard to such disputed claim between the Indemnifying Party and the Indemnified Party within such thirty (30) calendar day period, the Indemnified Party shall be entitled to seek appropriate remedies in accordance with the terms hereof.  In the event that the Indemnified Party is required to institute Legal Proceedings in order to recover Damages hereunder, the cost of such Legal Proceedings (including costs of investigation and reasonable outside attorneys’ fees and disbursements) shall be added to the amount of Damages payable to the Indemnified Party if the Indemnified Party recovers Damages in such Legal Proceedings.  In the event that a party hereto claiming to be an Indemnified Party institutes Legal Proceedings in order to recover Damages hereunder and the applicable court refuses to award any Damages to such party, such party shall reimburse the defending party for the cost of such Legal Proceedings (including costs of reasonable outside attorneys’ fees and disbursements).

Section 6.5                                    Payments.  Once Damages are payable pursuant to this Article VI (either in accordance with its terms, by the mutual agreement of the parties, or pursuant to a final, non-appealable judgment or court Order), the Indemnifying Party shall satisfy its payment obligations within twenty (20) Business Days by payment of immediately available funds.  The parties agree that should an Indemnifying Party not make full payment of any such obligations within such twenty (20) Business Day period, any amount of Damages payable by the Indemnifying Party shall accrue interest from and including the date of demand for payment by the Indemnified Party to the date such payment has been made in full at a rate per annum equal to prime plus two percent (2%).  Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, compounded quarterly.

Section 6.6                                    Sole Remedy.  Absent fraud and except for such equitable relief as a court of competent jurisdiction may award, the indemnification provisions of this Article VI shall be the sole remedy that any party hereto may have for the recovery of Damages or other claims relating to or arising from this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1                                    Notices.  All notices and other communications hereunder or, except as otherwise provided therein, under any applicable Transaction Document, will be in writing and will be deemed received (a) on the date of delivery if delivered personally or by telecopy or facsimile or other electronic means (in the case of electronic means with copies by next day air courier or by registered or certified mail, return receipt requested, postage prepaid), (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder must be delivered as set forth below or pursuant to instructions as may be designated in writing by the party to receive such notice:

If to the Purchaser or Parent:

SFX Entertainment, Inc.

430 Park Avenue, 6th Floor

New York, NY 10022

Telephone:  646-561-6385

Facsimile:  646-417-7393

Attn:  Howard J. Tytel, Esq., General Counsel

If to the Sellers or the Selling Parties:

Teamwork Management

1201 Broadway, Suite 300

New York, NY 10001

Telephone:  917-261-7783

With a copy to:                                                            Davis Shapiro Lewit Grabel Leven Granderson & Blake, LLP

414 West 14th Street

5th Floor

New York, NY 10014

Telephone:  212-230-5500

Facsimile:  212-230-5510

Attn:  Peter Lewit, Esq.

Section 7.2                                    Expenses.  Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby.  Notwithstanding any provision herein to the contrary, none of the Transaction Expenses shall be assumed by the Purchaser.

Section 7.3                                    Governing Law; Consent to Jurisdiction; Disputes; Binding Arbitration.

(a)                                 This Agreement and all of the Transaction Documents will be governed in all respects, including but not limited to, as to validity, interpretation and effect, by the internal Laws of the State of New York, without giving effect to its principles or rules of conflict of laws (to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction).

(b)                                 Any judicial proceeding brought against any of the parties hereto or any dispute arising out of or relating to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto shall, subject to Section 7.3(d) and Section 7.3(e), be brought in any New York state court or federal court of the United States of America sitting in the County of New York, and each party hereto accepts the exclusive jurisdiction and venue of such courts, and irrevocably agrees to be bound by any judgment rendered thereby.

(c)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(d)                                 Disputes.  Notwithstanding anything in this Agreement to the contrary but except to the extent provided Section 2.10, in the event of any dispute between or among the parties arising after the Closing (each, a “Dispute”), each party to the Dispute shall use such party’s reasonable efforts to cause a senior representative designated by such party to negotiate in good faith with the senior representative designated by the other party to the Dispute in an effort to resolve such Dispute.  If such Dispute is not resolved on or before the date that is ten (10) days after a party first attempts to cause such party’s senior representative to negotiate to resolve such Dispute, or if any of the parties to the Dispute refuse to negotiate in good faith for three (3) days during such ten day period, then, upon the request of any party’s representative, the parties to the Dispute shall promptly submit such Dispute to JAMS for resolution pursuant to binding arbitration in accordance with Section 7.3(e).

(e)                                  Binding Arbitration.

(i)                                     Submission to JAMS.  All Disputes submitted to Binding Arbitration pursuant to this Section 7.3(e) or otherwise shall be finally resolved by binding arbitration in accordance with the then existing Rules of JAMS, as supplemented by the further requirements of this Section 7.3(e) (“Binding Arbitration”).  Such Binding Arbitration shall be submitted to a panel of three (3) arbitrators (each, an “Arbitrator”), one appointed by each party to the Dispute and the third selected by the first two appointed Arbitrators, which three Arbitrators shall each agree to comply with the terms and procedures of this Section 7.3(e).

(ii)                                  Procedure.  Within twenty (20) days after submitting a Dispute to Binding Arbitration, each party to the Binding Arbitration shall provide the other party and the Arbitrators with a statement explaining the specific facts such party contends support such party’s claims or basis in such Dispute and a concise statement of damages, including the means by which the claimed damages were calculated and the facts upon which the calculation(s) were based.  In addition, each party to the Binding Arbitration shall also provide the other party and the Arbitrators with a copy of all documents in such party’s possession or control that such party contends support such party’s claim.  The requirements of this Section 7.3(e)(ii) are intended to supplement, and therefore are in addition to, the Rules and procedural requirements of JAMS.  In particular, the exchanges of documents and information required by this Section 7.3(e)(ii) are to be in addition to any discovery that is permitted under the Rules of JAMS or that the Arbitrators might otherwise authorize in the Binding Arbitration.

(iii)                               Opinion; Enforceability; Expenses.  The Arbitrators are to be required to render a reasoned written opinion in support of their final decision, setting forth findings of fact, legal analysis and, subject to the limitations set forth herein, the award.  The decision rendered by the Arbitrators will be final and binding upon all of the parties.  Judgment upon the decision and any award made by the Arbitrators is permitted to be entered in any court of competent jurisdiction.  The non-prevailing party in any Binding Arbitration (as determined by the Arbitrators) shall pay the reasonable fees and expenses (including reasonable attorneys’ fees) of the prevailing party.  The parties shall otherwise be responsible for their own expenses in connection with any Binding Arbitration.

(iv)                              Confidentiality.  To the extent permitted by applicable Law, the parties shall keep the arbitration proceeding confidential and the Arbitrators must issue appropriate protective orders to safeguard such confidentiality.  The parties agree to keep confidential any documents exchanged between them in connection with the Binding Arbitration and the content of any testimony or written documents submitted in connection with the Binding Arbitration.  No party shall make (or instruct any Arbitrator to make) any public announcement with respect to the proceedings or decision of the Arbitrators without the prior written consent of the other parties involved in the Binding Arbitration.  The parties and the Arbitrators shall keep the existence of any Dispute submitted to Binding Arbitration, and the decision and any award in connection therewith, in confidence, except as required in connection with the enforcement of such award or as otherwise required by applicable Law.

(v)                                 Language; Place of Arbitration.  Any arbitration proceedings described in this Section 7.3(e) are to be conducted in the English language and are to take place in the County of New York in the State of New York.

(vi)                              Conduct of Parties and Operations.  Neither the existence of a Dispute, the pending settlement of a Dispute nor the resolution procedures set forth in Section 7.3(d) or this Section 7.3(e) will operate to limit or relieve any party from such party’s ongoing duties and obligations hereunder or limit or extinguish any right that any party might otherwise have hereunder, in law or in equity.

Section 7.4                                    Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, the rights and obligations of a party under this Agreement may not be assigned, and any attempted assignment shall be null and void.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.  This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder; provided, however, that Article VI shall also be for the benefit of the Purchaser Indemnified Parties and the Seller Indemnified Parties.

Section 7.5                                    Counterparts; Facsimile.  This Agreement and Transaction Document may be executed in one or more counterparts, by facsimile (or a photocopy or PDF) or otherwise.  Each such counterpart shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 7.6                                    Headings.  The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 7.7                                    Entire Agreement.  This Agreement, including the Schedules and Exhibits attached thereto, together with the Transaction Documents, constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them (including, without limitation, the term sheet dated on or about September 19, 2013) with respect to such matters.

Section 7.8                                    Amendment and Modification.  This Agreement shall only be amended or modified in a writing signed by the Sellers, the Selling Parties, Parent and the Purchaser.

Section 7.9                                    Public Announcement.  Except as may be required by Law, neither the Sellers, the Selling Parties, Parent nor the Purchaser shall issue any press release or otherwise make any public disclosures regarding this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior written approval of the Purchaser and the Selling Parties.  In the event that any such press release or other public disclosure shall be required by Law to be made by the Sellers or any or all Selling Parties, the Sellers and such Selling Party(ies) shall consult in good faith with the Purchaser with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof if time permits and if such consultation is permitted by Law.  In the event that any such press release or other public disclosure shall be required by Law to be made by the Purchaser or Parent, Purchaser and Parent shall consult in good faith with the Selling Parties with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof if such consultation is permitted by Law.

Section 7.10                             Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

Section 7.11                             Severability.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 7.12                             Joint Negotiation and Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

Section 7.13                             Waiver of Trial by Jury.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT

EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

Section 7.14                             Attorneys’ Fees.  If any Legal Proceeding relating to any of the Transaction Documents or the enforcement of any provision of any of the Transaction Documents is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

Section 7.15                             Remedies Cumulative; Specific Performance.  Except as expressly set forth in Section 6.6, the rights and remedies of the parties shall be cumulative, and not alternative.  The Sellers and the Selling Parties agree that in the event of any breach or threatened breach by the Sellers or any Selling Party of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled to seek, in addition to any other remedy that may be available to it, to (i) an Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach.

Section 7.16                             Schedules.  The disclosure of any matter, or reference to any Contract, in any section or subsection of the Disclosure Schedule to this Agreement shall be deemed to be a disclosure of such matter or Contract for all corresponding sections or subsections of this Agreement and each other section or subsection of the Disclosure Schedule but only to the extent the relevance of such disclosure to such other section or subsection is readily apparent on its face by appropriate cross-reference to such other section or subsection.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

PURCHASER:

WORKTEAM ACQUISTION, LLC

By:	/s/ Sheldon Finkel
Name: Sheldon Finkel
Title: President

PARENT:

SFX ENTERTAINMENT, INC.

By:	/s/ Sheldon Finkel
Name: Sheldon Finkel
Title: Vice Chairman

[Asset Purchase Agreement]

SELLERS:

TEAMWORK MANAGEMENT ONE, LLC

By:	/s/ Andrew McInnes
Name: Andrew McInnes
Title: Authorized Person

TEAMWORK MANAGEMENT TWO, LLC

By:	/s/ Kevin Kusatsu
Name: Kevin Kusatsu
Title: Authorized Person

TEAMWORK MANAGEMENT THREE, LLC

By:	/s/ Andrew McInnes
Name: Andrew McInnes
Title: Authorized Person

TEAMWORK MANAGEMENT FOUR LLC

By:	/s/ Andrew McInnes
Name: Andrew McInnes
Title: Authorized Person

SELLING PARTIES:

/s/ Andrew McInnes
Andrew McInnes

/s/ Kevin Kusatsu
Kevin Kusatsu

[Asset Purchase Agreement]